UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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CERENCE INC.

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Cerence Inc.

15 Wayside Road

Burlington, MA 01803

December 30, 2020

Dear Fellow Shareholders:

Fiscal year 2020 was Cerence’s first as an independent company following the spin-out of the business from Nuance Communications, Inc (“Nuance”). For the first year of being a standalone company we couldn’t be more excited about the performance of the company. We are very pleased with the leadership from the executive team in aligning our approximately 1,500 employees to the mission of the new company. Establishing a new identity and updated path for what was formerly known as the automotive business under Nuance was perhaps the most important objective of the year. This was clearly achieved.

Our presence at the Consumer Electronics Show in January of 2020 was key to establishing Cerence as a major player in auto technology. At that show we hosted over 500 meetings with customers, industry experts and investors. It was a resounding success and was a launching point for what was to be a very successful year, especially considering the negative impact the COVID-19 pandemic had on the world, and in particular, the global automotive market.

The year was not without its challenges, but the focus and drive to build a successful company from each and every employee allowed us to succeed in driving bookings to record levels and delivering year-over-year growth despite the impact of COVID-19. We also succeeded in introducing a steady stream of innovative new products to assist in enabling our growth going forward.

Highlights from the first year included:

•	Efficiently separated all business operations from Nuance without any major disruptions

•	Hosted our first analyst day for investors and opened the NASDAQ market

•	Achieved record bookings for the business

•	Quickly and effectively adjusted our business expenses in response to COVID-19

•	Successfully refinanced the debt inherited by Cerence at the time of the spin

•	Efficiently transitioned to a remote working environment due to COVID-19

•	Met or exceeded pre-COVID-19 full year guidance on all key metrics

Much was accomplished in our first year, but our goal remains the same; to increase shareholder value through organic growth of our core products, leveraging our technology into adjacent markets, such as for automobiles already on the road, and developing new products and services for transportation mobility.

As we enter fiscal 2021 the management team looks to build on the strong momentum generated for the business in fiscal 2020. We see a steady stream of new technologies and products being made available to the market in 2021 and expect to begin generating initial business in some of the adjacent markets we have targeted. Tempered by any potential impact COVID-19 may have on the economy, or our business, we are very optimistic fiscal 2021 will be another year delivering strong performance by the company.

At the Annual Meeting, shareholders will be asked to vote on the matters described in the accompanying notice of annual meeting and proxy statement, as well as such other business that may properly come before the meeting and any adjournments or postponements thereof. Your vote is very important to us. Please review the instructions for each voting option described in the notice and in the proxy statement. Your prompt cooperation will be greatly appreciated.

Sincerely,

Arun Sarin	Sanjay Dhawan
Chairman of the Board	Chief Executive Officer

Cerence Inc.

15 Wayside Road

Burlington, MA 01803

NOTICE OF THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

The 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) of Cerence Inc. (the “Company”) will be held on Thursday, February 11, 2021 at 11:00 a.m. Eastern Time. The 2021 Annual Meeting will be a virtual shareholders meeting at www.proxydocs.com/CRNC being held for the following purposes:

(1)	Election of the two Class II directors named in the proxy statement.

(2)	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.

(3)	Transaction of such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on December 16, 2020 as the record date for determination of shareholders entitled to notice of, and to vote at, the 2021 Annual Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to vote at the 2021 Annual Meeting will be available at 15 Wayside Road, Burlington, MA 01803 on the date of, and for ten days prior to, the 2021 Annual Meeting. To participate in the 2021 Annual Meeting virtually via the Internet, please visit www.proxydoc.com/CRNC. In order to attend, you must register in advance at www.proxydocs.com/CRNC prior to the deadline of February 9, 2021 at 5:00 pm Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will permit you to submit questions. You will not be able to attend the 2021 Annual Meeting in person. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” in the Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on February 11, 2021
This Notice of the 2021 Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com.

Please refer to the proxy statement for further information with respect to the business to be transacted at the 2021 Annual Meeting.

By Order of the Board of Directors,

Leanne Fitzgerald

Secretary

Burlington, Massachusetts

December 30, 2020

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF CERENCE INC.

February 11, 2021

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by Cerence Inc. (“we,” “us,” “our,” “Cerence” or the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2021 Annual Meeting of Shareholders of the Company to be held virtually on Thursday, February 11, 2020 at 11:00 a.m. local time, at www.proxydoc.com/CRNC (the “2021 Annual Meeting”). We intend to mail a Notice of Internet Availability of Proxy Materials to shareholders, and this Proxy Statement and the accompanying form of proxy to certain requesting shareholders, on or about December 30, 2020.

Important Notice Regarding the Internet Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on February 11, 2021

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s (“SEC”) “notice and access” rules. On or about December 30, 2020, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our 2020 Annual Report on Form 10-K. We believe that providing our proxy materials over the Internet expedites shareholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual shareholder meeting. As a shareholder of the Company, you are invited to participate in the annual meeting, and are entitled and requested to vote on the proposals described in this Proxy Statement. The Notice of Internet Availability instructs you on how to submit your proxy or voting instructions through the Internet. If you would like to receive a paper copy of our proxy materials, the Notice of Internet Availability instructs you on how to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone.

EXPLANATORY NOTE

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act. As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, among other things, an exemption from the requirement to seek non-binding advisory votes on executive compensation and reduced disclosure about executive compensation arrangements. We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of September 6, 2019, the date of effectiveness of our registration statement on Form 10, or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of September 6, 2019, the date of effectiveness of our registration statement on Form 10; (2) the first fiscal year after our annual gross revenues are $1.07 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. In our case the end of our fiscal year 2020 was on September 30, 2020, with the end of the second quarter being having occurred on March 31, 2020. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

PROXY STATEMENT SUMMARY

This Proxy Statement provides information for shareholders of Cerence, as part of the solicitation of proxies by the Company and its Board of Directors from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the 2021 Annual Meeting.

This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

2021 Annual Meeting

Date and Time:	Thursday, February 11, 2021, at 11:00 am Eastern Time
Location:	The meeting is a virtual shareholder one only at www.proxydocs.com/CRNC

Voting Items

The following table summarizes the proposals to be considered at the 2021 Annual Meeting and the Board voting recommendations with respect to each proposal.

Proposal Number	Proposal	Board Voting Recommendation	Page Number
1	Elect the two nominees named in this Proxy Statement as Class II directors	FOR each Director Nominee	4
2	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021	FOR	33

Business Overview

Cerence builds AI powered virtual assistants for the mobility/transportation market. Our primary target is the automobile market, but our solutions can apply to all forms of transportation, including but not limited to, two-wheel vehicles, planes, tractors, cruise ships and elevators and other transportation means. Our solutions power natural conversational and intuitive interactions between vehicles, drivers and passengers, and the broader digital world. We are a premier provider of AI-powered assistants and innovations for connected and autonomous vehicles, including one of the world’s most popular software platforms for building automotive virtual assistants, such as “Hey BMW” and “Ni hao Banma”. Our customers include all major automobile original equipment manufacturers (“OEMs”) or their tier 1 suppliers worldwide, including BMW, Daimler, FCA Group, Ford, Geely, GM, Renault-Nissan, SAIC, Toyota, Volkswagen Group, Aptiv, Bosch, Continental, DENSO TEN and Harman. We deliver our solutions on a white-label basis, enabling our customers to deliver customized virtual assistants with unique, branded personalities and ultimately strengthening the bond between their brands and end users. Our vision is to enable a more enjoyable, safer journey for everyone.

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Our platform utilizes industry-leading speech recognition, natural language understanding, speech signal enhancement, text-to-speech, and acoustic modeling technology to provide a conversational AI-based solution. Virtual assistants built with our platform can enable a wide variety of modes of human-vehicle interaction, including speech, touch, handwriting, gaze tracking and gesture recognition, and can support the integration of third-party virtual assistants into the in-vehicle experience.

Our software platform is a market leader for building integrated, branded and differentiated virtual assistants for automobiles. As a unified platform and common interface for automotive cognitive assistance, our software platform provides OEMs and suppliers with an important control point with respect to the mobility experience and their brand value. Our platform is fully customizable and designed to support our customers in creating their own ecosystem in the automobile and transforming the vehicle into a hub for numerous connected devices and services. Virtual assistants built with our software platform can address user requests across a wide variety of categories, such as navigation, control, media, communication and tools. Our software platform is comprised of edge computing and cloud-connected software components and a software framework linking these components together under a common programming interface. We implement our software platform for our customers through our professional services organization, which works with OEMs and suppliers to optimize our software for the requirements, configurations and acoustic characteristics of specific vehicle models.

Recent Event Highlights

Since October 1, 2019, we have been an independent publicly traded company on The Nasdaq Global Select Market under the symbol “CRNC,” after our former parent company completed the legal and structural separation and distribution to its shareholders of all of our then outstanding shares (the “Spin-Off”).

Our solutions have been installed in more than 325 million automobiles to date, including over 38 million new vehicles in fiscal 2020 alone. Based on royalty reports provided by our customers and third-party reports of total vehicle production worldwide, we estimate that approximately 53% of all shipped cars during the fiscal year ended September 30, 2020 included Cerence technologies. Cerence hybrid solutions shipped on approximately 7.4 million vehicles during the fiscal year ended September 30, 2020. In aggregate, over 65 automobile brands worldwide use our solutions, covering over 70 languages and dialects, including English, German, Spanish, French, Mandarin, Cantonese and Shanghainese.

2020 Performance Update

We completed fiscal year 2020, our first as an independent company, delivering on our strategic and financial objectives and posting strong operational performance. Some of our highlights include:

Revenue: Our revenue for fiscal year 2020 under generally accepted accounting principles (“GAAP”) was $329.6 million, up 8.7% from $303.3 million in fiscal 2019.

Gross Margin: Our GAAP gross margin in fiscal 2020 was 67.3%, compared to 67.2% in fiscal 2019.

Operating Margin. Our GAAP operating margin in fiscal 2020 was 5.9%, compared to 3.6% in fiscal 2019.

Cash Flow from Operations: Cash flow from operations in fiscal 2020 was $44.8 million, compared to $88.1 million in fiscal 2019.

Stock Performance Chart

Our stock performed well in fiscal 2020 as illustrated in the graph below. The graph below compares the cumulative total shareholder return of our common stock for the last four quarters with the Russell 2000 and the S&P Software & Services Select indices. The information presented assumes an initial investment of $100 on October 2, 2019, the date our common stock began regular-way trading on the Nasdaq Global Select Market. The graph shows the value that each of these investments would have had at the end of each quarter.

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The comparisons shown in the graph below are based upon historical data. We caution that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of our common stock.

Cerence’s Response to COVID-19

With the onset of the COVID-19 pandemic, we acted quickly to the circumstances and took multiple measures to promote the health and well-being our employees in order to support our employees and customers.

Beyond implementing measures, such as enhanced hygiene, cleaning and sanitization protocols and early travel restrictions, we made the decision to have our employees in China work-from-home and then followed with a transition of nearly all of our employees to work-from-home, quickly transforming the way we do business to keep our employees, their families and communities safe. The manner which we developed our internal systems during our first year as an independent company enabled us to quickly pivot to different work environments in an accelerated manner, while ensuring our employees remain engaged, highly productive and continuing to meet our business objectives and customer commitments.

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Board of Directors

Our Board of Director has a diverse mix of directors with complimentary qualifications, skills, expertise, experience and attributes, which is essential to ensuring effective oversight of our business strategy and corporate governance practices. The Board includes two women and members from varying ethnic and professional backgrounds. The members of the Board are:

Arun Sarin Independent Board Chairman Former CEO, Vodafone Group Plc.	Seasoned global technology and telecommunications executive.	Sanjay Jha Former CEO GlobalFoundries, Inc., Motorola Mobility Devices and COO Qualcomm	Extensive knowledge and leadership of technology organizations with significant global management experience.
Sanjay Dhawan CEO	Expert in technologies, services, software and go-to-market strategy for the automotive industry.	Kristi Ann Matus CFO and COO Buckle Agency LLC	Finance and accounting expert with extensive executive and administrative experience in network enabled services.
Thomas Beaudoin Former Executive Vice President, Business Transformation Nuance Communications, Inc.	Abundance of executive finance, and operational experience in global technology companies.	Alfred Nietzel Former CFO CDK Global Inc.	Finance and accounting expert with extensive executive experience in the automotive supplier market.
Marianne Budnik Chief Marketing Officer Crowdstrike Holdings Inc.	Seasoned technology marketing executive at high growth companies.

All of our non-employee directors have extensive professional experience. The chart below highlights specific areas in which we believe our directors have particularly deep experience relevant to our current profile and strategic needs.

Skills and Qualifications
Board Diversity We are an organization benefitting from directors with a wide range of diverse experience and backgrounds.	✓		✓	✓	✓

Business/Industry Knowledge

We are a software, solutions and professional services organization benefiting from experienced directors knowledgeable in the industry, markets and channels in which we operate.

	✓	✓	✓	✓	✓	✓

Financial

We are a global publicly traded company conducting complex financial transactions requiring oversight of the processes associated with our financial management and the integrity of our financial results.

	✓	✓			✓	✓
Global/Emerging Markets Experience We are a global organization participating in both mature and emerging markets, and benefit from a Board with prior international exposure and experience.	✓	✓		✓		✓
Leadership We are a complex, global organization benefiting from experienced oversight of our overall strategy and management, including assessing our strategies and operations.	✓	✓	✓	✓	✓	✓

Technology/Innovation

We are a leading provider of cognitive assistants using voice recognition and natural language understanding solutions in highly dynamic and competitive markets and benefit from experience in understanding market trends and disruptive technologies and solutions.

	✓		✓	✓

Corporate Governance

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders, fosters sustained business success, and strengthens our Board of Directors and management accountability. We have the following practices in place to assist us in managing risk in order to promote the long-term interests of our shareholders.

4

✓	Separate Chairman and CEO	✓	Pay-for-performance philosophy and structure
✓	Board comprised of all non-employee directors (other than CEO)	✓	Stock ownership requirement for Directors and executives, with CEO at 5x annual base salary
✓	100% independent committee members	✓	Anti-hedging and pledging Policies
✓	Shareholder right to call special meetings	✓	No automatic acceleration of equity awards upon a “change of control”
✓	Proxy Access	✓	Use of independent compensation consultant to Compensation Committee

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VOTING

Each share of Common Stock entitles the holder thereof to one vote on matters to be acted upon at the 2021 Annual Meeting, including the election of directors. Votes cast online or by proxy at the 2021 Annual Meeting will be tabulated by Mediant Communications, Inc., the Inspector of Elections. Any proxy that is voted according to the instructions included in the Notice of Internet Availability of Proxy Materials or on the proxy card will be voted in accordance with the instructions thereon, and if no instructions are given, will be voted: (1) “FOR” the election of the two director nominees described in Proposal One and (2) “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm described in Proposal Two. A shareholder may indicate when it votes by the Internet, by telephone or on the enclosed proxy that it is abstaining from voting on a particular matter (an “abstention”). A broker may indicate that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”). Abstentions and broker non-votes are each tabulated separately.

The Inspector of Elections will determine whether or not a quorum is present at the 2021 Annual Meeting. In general, Delaware law and our By-laws provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present online or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present online or represented by proxy for purposes of determining the presence of a quorum.

For Proposal 1 (Election of Class II Directors), each nominee receiving a majority of the votes cast will be elected. For this purpose, a majority of the votes cast means the number of votes cast for a director nominee must exceed the votes cast against that director nominee, with abstentions and broker non-votes not counted as a vote cast with respect to that director nominee. Each director nominee has provided an irrevocable resignation effective upon such person’s failure to receive a majority of the votes cast in an uncontested election. If such director nominee fails to receive a majority of the votes cast, then the Board shall consider such resignation and may either accept such resignation or reject such resignation and seek to address the underlying cause of the vote. The Board shall decide whether to accept or reject the resignation within 90 days following the certification of the shareholder vote. Once the Board makes this decision, the Company will promptly make a public announcement of the Board’s decision, including, in the event that the Board rejects the resignation, a statement regarding the reasons for its decision.

For Proposal 2 (Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2021), an affirmative vote of a majority of the shares of Common Stock, present online or represented by proxy, is required to approve the proposal. In determining whether this proposal has been approved, abstentions are treated as present online or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal. Proposal 2 is considered a routine matter for which brokers have discretionary voting power.

All stockholders may vote their shares over the Internet, by telephone or during the annual meeting by going to www.proxydocs.com/CRNC. If you requested and/or received a printed version of the proxy card, you may also vote by mail.

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By Internet. You may vote at www.proxypush.com/CRNC, 24 hours a day, seven days a week. You will need the applicable digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Votes submitted through the Internet must be received before the polls close at the Annual Meeting on February 11, 2021.

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By Telephone. You may vote using a touch-tone telephone by calling 1-866-390-5267, 24 hours a day, seven days a week. You will need the applicable digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received before the polls close at the 2021 Annual Meeting on Eastern Time on February 11, 2021.

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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the prepaid envelope we have provided. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than by February 11, 2021 at 11:00 a.m. Eastern Time to be voted at the annual meeting.

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During the Annual Meeting. You may vote during the annual meeting by going to www.proxypush.com/CRNC. You will need the applicable digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the annual meeting.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

VIRTUAL ANNUAL MEETING

The 2021 Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

In order to attend, you must register in advance at www.proxydocs.com/CRNC prior to the deadline of February 9, 2021 at 5:00 pm Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions. Please be sure to follow instructions found on your proxy card, Notice of Internet Availability and/or Voting Instruction Form and subsequent instructions that will be delivered to you via email.

RECORD DATE AND SHARE OWNERSHIP

Holders of record of Common Stock as of the close of business on December 16, 2020 have the right to receive notice of and to vote at the 2021 Annual Meeting. On December 16, 2020, the Company had 37,684,568 shares of Common Stock issued and outstanding.

PROXIES

Proxies for use at the 2021 Annual Meeting are being solicited by the Company from its shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (1) filing with the Corporate Secretary of the Company a signed written statement revoking his, her or its proxy or (2) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy also may be revoked by attendance at the 2021 Annual Meeting and the election to vote online. Attendance at the 2021 Annual Meeting will not by itself constitute the revocation of a proxy.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proper proposals or nominations for consideration at next year’s annual meeting of shareholders by submitting their proposals or nominations in writing to the Company’s Corporate Secretary in a timely manner. Our Amended and Restated By-laws require that certain information and acknowledgements with respect to the proposal or nomination be set forth in the shareholder’s notice. A copy of the relevant By-law provision is available upon written request to Cerence Inc., 15 Wayside Road, Burlington, MA 01803, Attention: Investor Relations. In addition, the By-laws were filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2019 and may be accessed through the SEC’s website at www.sec.gov.

Inclusion of Shareholder Proposals in Proxy Statement

Proposals of shareholders that are intended to be presented at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) must comply with the requirements of SEC Rule 14a-8. A shareholder’s proposal must be delivered to or mailed and received by us no later than August 25, 2021 in order for it to be included in the Company’s proxy statement and form of proxy relating to the 2022 Annual Meeting.

Inclusion of Director Nominees in Proxy Statement

Our By-laws provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years an aggregate of at least 3% of the outstanding Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two or 20% of the number of directors in office as of the deadline for such nomination, provided that the shareholder(s) and nominee(s) satisfy the requirements in the By-laws (a “proxy access nomination”). To be timely, a nomination notice and required information must be delivered to or mailed and received by the Company’s Corporate Secretary at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date that the definitive proxy statement with respect to the preceding year’s annual meeting was first released to shareholders; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder to be timely must be so delivered or received no earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of (1) the 120th day prior to such annual meeting or (2) the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2022 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2022 proxy statement must notify us no earlier than August 2, 2021 and no later than the close of business on September 1, 2021. Such notice must provide the information required by our By-laws.

Inclusion of Shareholder Proposals or Nominations in Annual Meeting Agenda but Not in Proxy Statement

A shareholder proposal or a nomination for director to be presented at the 2022 Annual Meeting that is not to be included in the Company’s proxy statement and form of proxy relating to the meeting must be delivered to or mailed and received by the Company’s Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in the Company’s notice of meeting; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder to be timely must be so delivered or received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2022 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2022 proxy statement must notify us no earlier than October 14, 2021 and no later than the close of business on November  13, 2021. Such notice must provide the information required by our By-laws.

PROXY SOLICITATION COSTS

The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees, who will receive no additional compensation for their services, may solicit proxies by telephone or in person. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS

Our Board of Directors is currently divided into three classes. Our Amended and Restated Certificate of Incorporation provides that, until the 2023 Annual Meeting of Shareholders (the annual meeting in the year that is three years after the Spin-Off) (the “2023 Annual Meeting”), our Board will be so divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class II directors have terms expiring at the 2021 Annual Meeting, and the directors designated as Class III directors have terms expiring at our 2022 Annual Meeting. The directors designated as Class I stood for election at the 2020 Annual Meeting of Shareholders, and have terms expiring at our 2023 Annual Meeting. As a result, beginning at the 2023 Annual Meeting, all of our directors will stand for election each year for annual terms, and our Board will no longer be divided into three classes.

At the 2021 Annual Meeting, two directors will be elected to the Board. The Nominating & Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Sanjay Jha and Alfred Nietzel as nominees for election at the 2021 Annual Meeting as Class II directors. The term of office of each person elected as a Class II director will continue until the 2023 Annual Meeting or until a successor has been duly elected and qualified or until his or her earlier resignation or removal.

The names of and certain biographical information about the directors in each of the three classes are set forth below. The information below also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominees should serve as a director of Cerence or, with respect to each director who is not standing for election at the 2021 Annual Meeting, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director. There are no family relationships among any of our directors or executive officers.

Information Regarding the Nominees for Election as Class II Directors

Board Nominee	Qualifications
Sanjay Jha Age: 58 Compensation Committee Chair and Audit Committee Member Board Member since: October 2019

Mr. Jha has served as a General Partner at Eclipse Ventures since 2019. Mr. Jha was Chief Executive Officer of GlobalFoundries Inc., the world’s second-largest semiconductor foundry business, from 2014 to 2018. Prior to joining GlobalFoundries, Mr. Jha was Chief Executive Officer for Motorola Mobile Devices from 2008 to 2012, a role he held until the company’s acquisition by Google. Before joining Motorola, Mr. Jha was at Qualcomm for over 14 years, ending his tenure at Qualcomm as the Chief Operating Officer (2006 to 2008) and President of Qualcomm CDMA Technologies (2002 to 2008). Mr. Jha was a member of the board of directors of the Semiconductor Industry Association and also served as Chairman of the Global Semiconductor Alliance. Mr. Jha currently serves as a director at Trepont Acquisition Corp I, a special purpose acquisition company (“SPAC”), and he is a member of the board of trustees of UC San Diego and the Salk Institute and serves on the board of several private start-ups. Mr. Jha holds a Ph.D. (2001), and D.Sc (Hon) in Electrical and Electronics Engineering from the University of Strathclyde. He was inducted into the US National Academy of Engineering in 2018. Mr. Jha has an extensive background in the semiconductor and mobility industries and significant managerial, international and technological experience, all of which we believe makes him well qualified to serve as a member of our Board.

Alfred Nietzel Age: 59 Audit Committee, Compensation Committee and Nominating & Governance Committee Member Board Member since: October 2019

Mr. Nietzel has been an independent consultant since 2017. From 2014 to 2017, Mr. Nietzel served as the Chief Financial Officer and Executive Vice President at CDK Global, Inc. Prior to CDK Global’s spin-off, Mr. Nietzel was with Automatic Data Processing, Inc. (“ADP”) since 2001 and served as Chief Financial Officer for the Dealer Services Division, Chief Financial Officer for the Employer Services Division and ADP’s Corporate Controller. Prior to joining ADP, Mr. Nietzel served for 17 years with Proctor & Gamble Inc. in numerous financial management roles in the United States, United Kingdom, and Australia. Mr. Nietzel currently serves as director of One Span Inc. Mr. Nietzel holds a B.S. degree from Eastern Illinois University. Mr. Nietzel led and orchestrated the financial and administrative execution of the spin-off creating CDK Global in 2014 and has extensive management, financial and corporate experience, all of which we believe makes him well qualified to serve as a member of our Board.

Information Regarding the Continuing Directors

Class III Directors (terms expiring in 2022):	Qualifications
Sanjay Dhawan Age: 57 Board Member since: October 2019

Mr. Dhawan was appointed our Chief Executive Officer on October 1, 2019. From August 2019 until such appointment, Mr. Dhawan served in the position of Advisor to the Automotive Division of Nuance Communications, Inc. (“Nuance”). From 2015 to 2019, Mr. Dhawan served as President of the Connected Services Division and Chief Technology Officer of Harman Industries International. Prior to joining Harman, he served as President and Chief Executive Officer of Symphony Teleca Corporation since 2010. Mr. Dhawan holds a Master’s degree in Electrical Engineering from Brunel University, England, and a Bachelor of Science degree in Electronics and Communications from REC Kurukshetra, India. With more than 30 years of technology leadership and extensive experience in the automotive industry, Mr. Dhawan brings a deep understanding of AI and machine learning applications, all of which we believe makes him well qualified to serve as a member of our Board.

Kristi Ann Matus Age: 52 Audit Committee Chair Board Member since: September 2019

Ms. Matus has served as the CFO and COO of Buckle Agency LLC since October 2020. From 2017 until 2020, Ms. Matus was an executive advisor to Thomas H. Lee Partners. From 2014 to 2016, Ms. Matus served as the Executive Vice President, Chief Financial and Administrative Officer at athenahealth, Inc. From 2012 to 2013, Ms. Matus served as Executive Vice President and Head of Governmental Services at Aetna, Inc. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association, including Executive Vice President and Chief Financial Officer from 2008 to 2012. She began her career at Thrivent where she held various financial and operational roles for over a decade. Ms. Matus currently serves as a director at AXA Equitable Holdings, Inc. and AllianceBernstein Holding L.P. Ms. Matus holds a B.S. degree from University of Wisconsin, Oshkosh. Ms. Matus has extensive management and financial expertise as well as corporate governance and key leadership skills developed through her decades of experience, all of which we believe makes her well qualified to serve as a member of our Board.

Arun Sarin Age: 66 Independent Chairman of the Board and Nominating & Governance Committee Chair Board Member since: October 2019

Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc from 2003 until his retirement in 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., from which Pacific Telesis spun off in 1994, and was named President and Chief Operating Officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed Chief Executive Officer of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become Chief Executive Officer of InfoSpace, Inc., and from 2001 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for five years. Mr. Sarin currently serves as the Chairman at Trepont Acquisition Corp I, a SPAC and as a director at The Charles Schwab Corporation and Accenture plc. He previously served as a director for Cisco Systems from 2009 to 2020, of Safeway, Inc. from 2009 to 2015 and Blackhawk Network Holdings, Inc. from 2009 to 2018. Mr. Sarin holds M.B.A. and Master of Science (Engineering) degrees from University of California-Berkeley and a B.S. from the Indian Institute of Technology in Kharagpur, India. Because of his significant global, managerial and financial experience and background in technology and telecommunications, we believe Mr. Sarin is well qualified to serve as a member of our Board.

Class I Directors (terms expiring in 2023):	Qualifications
Thomas Beaudoin Age: 67 Board Member since: October 2019

Mr. Beaudoin served as Executive Vice President Business Transformation of Nuance from 2017 until his retirement in 2020 and was responsible for leading efforts to align and fully leverage technologies within Nuance’s key vertical markets, and drive growth while improving margins and cost structure. Prior to re-joining Nuance in 2017, Mr. Beaudoin held several executive leadership roles, including CFO of SimpliVity Corp. (now HPE SimpliVity) from 2015 to 2017; Executive Vice President and CFO of Nuance from 2008 to 2015; President and CFO of Polaroid Corporation; Senior Vice President and CFO of Parametric Technology Corporation; and a number of senior finance positions during his 24-year career at Digital Equipment Corporation then Compaq Computer Corporation (now Hewlett Packard).Mr. Beaudoin holds a B.S.B.A. degree and an M.B.A. from Babson College. With more than 40 years’ experience, Mr. Beaudoin has deep insight and experience in developing financial and operational leadership strategies for global enterprises, all of which we believe makes him well qualified to serve as a member of our Board.

Marianne Budnik Age: 52 Compensation Committee and Nominating and Governance Committee Member Board Member since: October 2019

Ms. Budnik has served as Chief Marketing Officer at Crowdstrike Holdings Inc. since 2020. Prior to joining Crowdstrike, Ms. Budnik served as Chief Marketing Officer for CyberArk Software Ltd. from 2017 to 2020. Her prior experience also includes serving as the Chief Marketing Officer for SimpliVity Corporation (acquired by Hewlett Packard Enterprise) from 2014 to 2017, and as Chief Marketing Officer for Acme Packet, Inc. (acquired by Oracle Corporation) and CA Technologies. Ms. Budnik served as a director at Schibsted Media Group from 2014-2017. Ms. Budnik holds an M.B.A. from Boston University Questrom School of Business, and a bachelor’s degree from Babson College. Ms. Budnik is a seasoned technology marketing executive, experienced in leading transformational marketing initiatives at high growth companies, and driving market disruption with some of the fastest growing B2B start-ups in the technology and telecommunications industries, all of which we believe makes her well qualified to serve as a member of our Board.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF SANJAY JHA AND ALFRED NIETZEL TO SERVE AS CLASS II DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Overview

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders and strengthens our Board of Directors and management accountability. Highlights of our corporate governance practices include the following:

✓	Annual Election of Directors beginning in 2023

✓	Separate Chairman and CEO

✓	Board comprised of non-employee directors (other than CEO)

✓	All committee members are independent

✓	70% of Board members are women or come from a diverse background

✓	Majority voting for directors

✓	Single class of voting stock

✓	Shareholder right to call special meeting

✓	Proxy access

✓	Independent directors meet regularly in executive session

✓	Annual Board self-assessment

Framework

We have developed a corporate governance framework designed to ensure our Board has the opportunity, authority and practices to review, advise and evaluate our business operations and make decisions independent of management. Our goal is to align the interests of directors, management and shareholders and comply with or exceed the requirement of Nasdaq, and applicable laws and regulations. The framework establishes the practices our Board follows with respect to Board meetings, involvement of senior management, director compensation, CEO performance evaluation, management succession planning and Board committees.

Our Corporate Governance Documents

✓ Amended and Restated Certificate of Incorporation ✓ Amended and Restated Bylaws ✓ Corporate Governance Guidelines ✓ Code of Business Conduct and Ethics	✓ Compensation Committee Charter ✓ Nominating & Governance Committee Charter ✓ Audit Committee Charter ✓ Executive Stock Ownership Policy ✓ Related Party Transactions Policy

Board Leadership Structure

Our current leadership structure splits the roles of CEO and Chairman, with Mr. Sarin serving as our independent Chairman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. If the Chairperson of the Board is not independent, the Board will appoint a Lead Independent Director upon the recommendation of the Nominating & Governance Committee, which will be a director who qualifies as independent under the applicable rules of Nasdaq.

Independence of our Board

Having an independent Board is core to our governance practices. Our Board is comprised of seven directors. The Board has determined that Mr. Sarin, Ms. Budnik, Mr. Jha, Ms. Matus and Mr. Nietzel are independent under the director independence standards of Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making these determinations, the Board solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transaction involving Cerence or its former parent, or received personal benefits outside the scope of such person’s normal consideration.

Key Elements of Board Independence

✓	5 out of 7 directors are independent

✓

Executive sessions of independent directors – At each quarterly Board meeting, time is set aside for the independent directors to meet in executive session without management present. Additional executive sessions are held as needed.

✓	Committee independence – Only independent directors are members of the Board’s committees. Each committee meets regularly in executive session.

✓

Independent compensation consultant – The compensation consultant retained by the Compensation Committee is independent of the Company and management as required by the Compensation Consultant Independence Standards.

✓	Independent Board Chair – Arun Sarin currently serves as independent Chair of the Board. Key responsibilities include:

•	Calling meetings of the Board and independent directors

•	Setting the agenda for Board meetings in consultation with the CEO, the Corporate Secretary, and other directors

•	Chairing executive sessions and coordinating activities of the independent directors

•	Leading the Board’s annual CEO performance evaluation

Corporate Governance Guidelines

The Board is governed by its Corporate Governance Guidelines, which were adopted by the Board in September 2019 and are available under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com. These guidelines cover, among other items, the following significant topics:

Board Selection Process and Qualifications.    The Nominating & Governance Committee is responsible for reviewing the appropriate skills and characteristics required of prospective Board members and is responsible for recommending to the Board candidates for directorship. The Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best serve the interests of the Company and its shareholders. Among the criteria the Board may consider are experience and diversity, and, with respect to diversity, the Board may consider such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board does endorse the value of seeking qualified directors from backgrounds relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

Director’s Eligibility, Education, and Term of Office.    Directors may not serve on the board of directors of more than four other public companies without first obtaining specific approval from the Board. Each director is required to notify the Chairman and the Chair of the Nominating & Governance Committee prior to accepting service on the board of any other company. Each director also is required to notify the Chairman and the Chair of the Nominating & Governance Committee upon a change in principal professional responsibilities. The Nominating & Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and the Company will reimburse the costs associated with, directors participating in continuing director education. The Board does not presently believe that it should establish term limits or a mandatory retirement age, as term limits and mandatory retirement ages may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide a significant contribution to the Board. As an alternative to term limits or a mandatory retirement age, the Board will routinely evaluate the directors and evaluate the need for changes to Board composition based on an analysis of skills and experience necessary for the Company.

Board Leadership.    The leadership of the Board shall include a Chairman of the Board and, if the Chairman of the Board is not independent, there shall be a Lead Independent Director recommended by the Nominating & Governance Committee who shall be independent under the applicable rules of Nasdaq. The Chairman of the Board or the Lead Independent Director, as applicable, shall serve as the focal point for independent directors in resolving conflicts with the CEO, or other independent directors, and coordinating feedback to the CEO on behalf of independent directors regarding business issues and Board management.

Committees.    The current committee structure of the Board includes the following standing committees: Audit, Compensation and Nominating & Governance. Additional committees may be created or disbanded upon approval of the Board. The Nominating & Governance Committee recommends, and the full Board approves, the composition of the Board’s standing committees. The charter of each standing committee is subject to review periodically to determine that the charter continues to address the purposes for which the committee was formed.

Committees of the Board of Directors

The composition, duties and responsibilities of the standing committees of our Board of Directors are as set forth below. Each of these committees has a written charter approved by our Board. Copies of these committee charters are available, without charge, upon request in writing to Cerence Inc., 15 Wayside Road, Burlington, MA 01803, Attention: Corporate Secretary, or under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com.

The table below provides current membership for each standing committee of the Board.

Director	Audit	Compensation	Governance and Nominating

Arun Sarin

Thomas Beaudoin

Marianne Budnik

Sanjay Dhawan

Sanjay Jha

Kristi Ann Matus

Alfred Nietzel

  Chair                   Member                   Financial expert

Functions of the Committees

Audit Committee The Audit Committee held 9 meetings during fiscal year 2020. Current Committee Members: • Kristi Ann Matus (Chair) • Sanjay Jha • Alfred Nietzel

Primary Responsibilities

The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter, and they include, among other duties:

•   Reviewing the engagement of our independent registered public accounting firm;

•   Reviewing our annual financial statements;

•   Considering matters relating to our accounting policies and internal controls;

•   Inquiring about significant risks, reviewing our policies for enterprise risk assessment and risk management, and assessing the steps management has taken to control these risks;

•   Reviewing whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence; and

•   Reviewing the scope of our annual audits.

Financial Expertise and Independence

The Audit Committee has three members, each of whom is financially literate and meets the independence requirements set forth in the Nasdaq rules and Rule 10A-3 under the Exchange Act. In addition, our Board has determined that Ms. Matus and Mr. Nietzel are audit committee financial experts as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Report

The Audit Committee Report is included in this Proxy Statement.

Compensation Committee The Compensation Committee held 10 meetings during fiscal year 2020. Current Committee Members: • Sanjay Jha (Chair) • Marianne Budnik • Alfred Nietzel

Primary Responsibilities

The responsibilities of our Compensation Committee are more fully described in our Compensation Committee charter, and they include, among other duties:

•   Overseeing compensation plans and benefit programs applicable to our executive officers;

•   Approving the compensation of our executive officers; and

•   Overseeing the administration of our cash and equity-based incentive compensation plans that are shareholder approved and/or where participants include executive officers and directors.

Independence

The Compensation Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the Nasdaq rules.

Nominating & Governance Committee The Nominating and Governance Committee held 5 meetings during fiscal year 2020. Current Committee Members: • Arun Sarin (Chair) • Marianne Budnik • Alfred Nietzel

Primary Responsibilities

The responsibilities of our Nominating & Governance Committee are more fully described in our Nominating & Governance Committee charter, and they include, among other duties:

•   Overseeing our corporate governance practices;

•   Considering and reporting to our Board on matters relating to the identification, selection and qualification of candidates to serve as directors;

•   Reviewing and discussing with the CEO and reporting to the Board development and corporate succession plans for the non-CEO members of the executive team;

•   Overseeing management policies and programs relating to corporate responsibility matters including and environmental, sustainability and governance (“ESG”);

•   Recommending to our Board on an annual basis the candidates to be nominated by our Board for election as directors at our annual meeting of shareholders; and

•   Overseeing our Board’s annual self-evaluation.

Independence

The Nominating & Governance Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, Mr. Jha (Chair), Mr. Beaudoin and Ms. Budnik served as members of the Compensation Committee with Mr. Beaudoin being a member of the Compensation Committee until September 16, 2020. None of the members of the Compensation Committee has been or is an officer or employee of the Company or had any other relationships with us requiring disclosure herein. In addition, none of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Board or Compensation Committee.

Meeting Attendance

Each quarter, our Board holds two-day meetings. Committee meetings occur the first day before the Board meeting. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board met 12 times during fiscal year 2020.

In fiscal year 2020, the Board and committees of the Board held a total of 37 meetings. Each director attended 100% of the meetings of the full Board and the committees of which they were members in fiscal year 2020.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, directors are encouraged to attend the annual shareholders meeting. All directors attended the 2020 Annual Meeting.

Consideration of Director Nominees

The Nominating & Governance Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as well as candidates recommended for consideration by the Nominating & Governance Committee. Any shareholder nominations must comply with the requirements of the Company’s Amended and Restated

By-laws. In addition, shareholder nominations should be submitted within the timeframe as specified under “Shareholder Proposals and Director Nominations for the 2022 Annual Meeting of Shareholders” above for inclusion in the proxy materials or agenda, as appropriate, and addressed to: Cerence Inc., 15 Wayside Road, Burlington, MA 01803, Attention: Corporate Secretary.

A shareholder that instead desires to merely recommend a candidate for consideration by the Nominating & Governance Committee shall direct the recommendation in writing to Cerence Inc., 15 Wayside Road, Burlington, MA 01803, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Board believes that candidates for director should have certain minimum qualifications, including: (1) the highest personal and professional ethics and integrity; (2) skills that are complementary to those of the existing Board; (3) proven achievement and competence in the nominee’s field; (4) relevant expertise upon which to be able to offer meaningful advice and guidance to management and make significant contributions to the Company’s success; (5) sufficient time to devote to affairs of the Company and contribute to the Company’s goals; (6) demonstrated excellence in their field; (7) the ability to exercise sound business judgment; (8) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members; and (9) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Communication with the Board of Directors

Although we do not have a formal policy regarding communications with our Board, we have provided instructions so that shareholders who are interested in communicating with our Board will be able to do so by writing to us at Cerence Inc., 15 Wayside Road, Burlington, MA 01803, Attention: Corporate Secretary. Shareholders who would like their submission directed to a particular member of our Board may so specify.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

the avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the code of any transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations, including foreign corrupt trade practices;

•	adherence to all policies, including insider trading policies;

•	the prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

•	accountability for adherence to the code.

A copy of the Company’s Code of Business Conduct and Ethics is available under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com.

Stock Ownership Guidelines

In November 2019, the Board of Directors approved stock ownership guidelines for our Named Executive Officers and non-employee directors, and in November 2020 the Board of Directors approved amendments of an administrative nature to our stock ownership guidelines. These guidelines were adopted to align the interests of our executive officers and non-employee directors with the interests of our shareholders and also to promote the Company’s commitment to sound corporate governance practices.

Under these guidelines, the target share ownership levels are five times base salary for our CEO, two times base salary for our other Named Executive Officers, and three times the annual cash retainer for the non-employee directors. The following shares count towards satisfaction of the guidelines: shares owned outright by the executive or non-employee director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or non-employee director or his or her family and shares held through an ERISA qualified benefit plan or through the Cerence 2019 Employee Stock Purchase Plan maintained by the Company. Unvested performance awards, unexercised stock options, “make-whole” stock awards arising from prior employment, or unvested stock awards granted pursuant to the Company’s short-term incentive program (“STIP”) do not count for purposes of satisfying the guidelines.

Each Named Executive Officer and non-employee director must achieve the guideline amount within five years of becoming subject to the guidelines. In addition, until an individual has reached the appropriate target level, an executive is required to retain 25% of the net shares, except as set forth above, received as a result of the exercise of stock options or vesting of equity awards, and a non-employee director is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of restricted stock. Satisfaction of the stock ownership guidelines is calculated on a yearly basis at the end of the calendar year.

Derivatives Trading, Hedging and Pledging Policies

We prohibit our employees and members of the Board from speculating in our equity securities, including the use of short sales or any trading in publicly available options or derivative securities with respect to Cerence stock. In addition, we prohibit our employees and members of the Board from purchasing Cerence stock on margin (i.e., borrowing money from a brokerage firm, bank or other entity in order to buy Cerence stock).

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. This role is one of informed oversight rather than direct management of risk. The Board reviews and consults with management on strategic direction, challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee oversees management of financial risks, including investment and foreign currency fluctuation risk mitigation policies and risks. The Board’s oversight on cybersecurity includes reporting and updates from senior management and the Company’s experts in areas such as cybersecurity threats, and technologies and solutions deployed internally and for the benefit of the Company’s customers and technologies, policies and procedures to address these risks. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s compensation plans and arrangements. These committees provide regular reports—generally on a quarterly basis—to the full Board.

Management has responsibility for the direct management and oversight of legal, financial, cybersecurity, privacy and commercial compliance matters, which includes identifying areas of risk and implementing policies, procedures and practices to mitigate the identified risks. Additionally, the CFO and General Counsel provide periodic reports to the Audit Committee concerning financial, tax, legal and compliance related risks and the Company’s experts report to the Board on cybersecurity. Management also provides the Audit Committee with periodic reports on the Company’s compliance programs and efforts, investment policy and practices, and compliance with debt covenants. Management and the Compensation Committee’s compensation consultant provide analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

In fiscal year 2020, we compensated our non-employee directors with an annual cash retainer of $100,000, plus an annual equity grant with a grant date fair value of $125,000, as well as reimbursement for travel or other expenses incurred in connection with their service. The Chairman of the Board receives an additional annual cash retainer of $80,000, the Chair of the Audit Committee receives an additional annual cash retainer of $15,000, the Chair of the Compensation Committee receives an additional annual cash retainer of $12,500, and the Chair of the Nominating & Governance Committee receives an additional annual cash retainer of $10,000.

In connection with each current non-employee director’s first year of service, in November 2019, each such director received an initial sign-on equity grant with a grant date fair value of approximately $250,000 (or, for Mr. Sarin, with a grant date fair value of approximately $500,000). Annual equity grants will vest in full on the one-year anniversary of the date of grant and initial sign-on grants vest in equal installments on the first three anniversaries of the date of grant.

Fiscal Year 2020 Compensation Structure for Directors
Regular Retainers
Annual Base Retainer (TOTAL—Cash and Equity)	$225,000
Cash	$100,000
Stock Award	$125,000
Independent Board Chair Retainer	$80,000
Committee Chair Retainers
Annual Audit Committee Chair Retainer	$15,000
Annual Compensation Committee Chair Member Retainer	$12,500
Annual Nominating and Governance Chair Member Retainer	$10,000

FISCAL 2020 DIRECTOR COMPENSATION TABLE (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Arun Sarin	190,000	652,366	842,366
Thomas Beaudoin	100,000	396,009	496,009
Marianne Budnik	100,000	396,009	496,009
Sanjay Jha	112,500	396,009	508,509
Kristi Ann Matus	115,000	396,009	511,009
Alfred Nietzel	100,000	396,009	496,009

(1)

Amounts reported in the Stock Awards column represent the grant date fair value of RSU awards granted to the non-employee members of the Board of Directors during fiscal 2020, computed in accordance Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) based on the closing market price our Common Stock on the grant date (which was $15.74 per share for the initial-sign on grant award and $25.51 per share for the annual RSU award).

(2)

Amounts reported in the Stock Awards column included both an initial sign-on equity grant with a value of approximately $250,000 (or, for Mr. Sarin, with a grant date fair value of approximately $500,000), and the annual RSU award.

EXECUTIVE OFFICERS

Executive Officer	Biography
Sanjay Dhawan Age: 57 Chief Executive Officer Executive Officer since: October 2019

Mr. Dhawan was appointed our Chief Executive Officer on October 1, 2019. From August 2019 until such appointment, Mr. Dhawan served in the position of Advisor to the Automotive Division of Nuance. From 2015 to 2019, Mr. Dhawan served as President of the Connected Services Division and Chief Technology Officer of Harman Industries International. Prior to joining Harman, he served as President and Chief Executive Officer of Symphony Teleca Corporation since 2010. Mr. Dhawan holds a Master’s degree in Electrical Engineering from Brunel University, England, and a Bachelor of Science degree in Electronics and Communications from REC Kurukshetra, India.

Mark Gallenberger Age: 56 Chief Financial Officer Executive Officer since: October 2019

Mr. Gallenberger was appointed our Chief Financial Officer on October 1, 2019. From July 2019 until such appointment, Mr. Gallenberger served in the position of Finance Executive to the Automotive Division of Nuance. Prior to joining Nuance, he served as Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of Xcerra Corporation from 2014 to 2018. Mr. Gallenberger previously served as Xcerra’s Vice President, Chief Financial Officer and Treasurer from 2000 to 2014. Prior to joining Xcerra, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Ernst & Young, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group. Mr. Gallenberger holds an M.B.A. degree from J.L. Kellogg School of Management, Northwestern University and a B.S. in electrical engineering degree from Rochester Institute of Technology.

Stefan Ortmanns Age: 57 Executive Vice President Executive Officer since: October 2019

Mr. Ortmanns was appointed our Executive Vice President, Core Automotive on October 1, 2019. Prior to his appointment, Mr. Ortmanns was with Nuance and served as its Executive Vice President and General Manager of the Automotive Division from March 2018 until his appointment as our Executive Vice President. As GM of the Automotive Division of Nuance, Mr. Ortmanns was responsible for hybrid, conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He joined Nuance in 2003 and previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile Division. Mr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science.

Leanne Fitzgerald Age: 55 General Counsel Executive Officer since: October 2019

Ms. Fitzgerald was appointed our General Counsel on October 1, 2019. Prior to her appointment, Ms. Fitzgerald was with Nuance and served as its Vice President, Associate General Counsel, Corporate, Securities and Compliance and Assistant Secretary from 2018 until her appointment as our General Counsel. Previously, Ms. Fitzgerald served at Nuance as Vice President, Associate General Counsel and Assistant Secretary since 2014, and Associate General Counsel Intellectual Property since 2008. Prior to joining Nuance, she served in a variety of positions with increasing responsibility in the legal department at EMC Corporation from 1994 to 2008, culminating as Associate General Counsel. Ms. Fitzgerald holds a B.S. in engineering from the University of Massachusetts at Amherst and a J.D. from the University of New Hampshire School of Law, the Franklin Pierce Law Center.

EXECUTIVE COMPENSATION

Overview and Philosophy

Our compensation philosophy is designed to attract, motivate and retain highly skilled employees with the business experience and acumen that management and the Board of Directors believe is necessary for the promotion and achievement of our business objectives, and to ensure the compensation provided to these employees remains competitive with the compensation paid to similarly situated employees at comparable companies. The compensation program is also designed so that it does not encourage our executive officers to take unnecessary risks relating to our business. In addition, the compensation program is designed to reward both short-term and long-term performance and align the financial interests of our Named Executive Officers with the interests of our shareholders. Our guiding principles are:

•	Align executive compensation with long-term shareholder value;

•	Attract, retain and motivate a high-performing team;

•	Reward executives for achieving near and long-term business goals;

•	Pay for performance, with a significant portion of executive compensation linked to long-term performance;

•	Provide competitive total pay opportunity to executives in line with companies in our peer group; and

•	Discourage unnecessary or excessive risk-taking, assisted by our mix of compensation elements and our stock ownership requirements.

Components of Executive Compensation

The executive compensation program consists of a mix of variable and fixed compensation. The elements of compensation include:

Pay Component	Rationale and Value to Shareholders
Base Salary	• Forms basis for competitive compensation package • Reflects competitive market conditions
Annual Bonus (Short-Term Incentive Program)	• Motivates achievement of strategic priorities for the fiscal year as measured by financial metrics • Diversified group of metrics to drive growth and shareholder value
Performance-Based Restricted Stock Units (PSUs)	• Encourages focus on long-term shareholder value creation and achievement of specified corporate objectives • Aligns to shareholder interests
Restricted Stock Units (RSUs)	• Encourages focus on long-term shareholder value creation • Aligns to shareholders interests • Provides retention incentive

Independent Compensation Consultant

In November 2019, the Compensation Committee engaged the Radford division of Aon (“Radford”) to be the independent compensation consultant for the Compensation Committee. The Compensation Committee considered Radford’s advice on certain compensation matters as they deemed appropriate. The Compensation Committee has assessed the independence of Radford consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Compensation Committee Risk Assessment

In November 2020, the Compensation Committee conducted its annual review of Cerence’s compensation philosophy and strategy, including compensation-related risk management. The Compensation Committee reviews the

Company’s compensation programs for executives and employees, including both short-term compensation and long-term equity-based incentive awards. We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage our employees, including our executives, to take or assume unreasonable risk.

Compensation Tables

Fiscal year 2020 compensation was recommended by Cerence management and approved by the Cerence Compensation Committee. The historical compensation for fiscal years 2018 and 2019 shown below herein was determined by Nuance. Prior to the Spin-Off, we were part of Nuance, and therefore compensation of our executives in fiscal years 2018 and 2019 was determined based on the design and objectives of the Nuance executive compensation programs.

For fiscal years 2018 and 2019 all references in the following tables to equity awards are to equity awards granted by Nuance in respect of Nuance common stock. For fiscal year 2020 all references in the following tables to equity awards are to equity awards granted by Cerence in respect of Cerence common stock.

The “Named Executive Officers” for purposes of the disclosure set forth below are:

•	Sanjay Dhawan, who serves as our Chief Executive Officer and served as Advisor to the Auto Division of Nuance from August 26, 2019 through September 30, 2019;

•	Mark Gallenberger, who serves as our Chief Financial Officer and served as Finance Executive to the Auto Division of Nuance from July 1, 2019 through September 30, 2019; and

•

Stefan Ortmanns, who serves as our Executive Vice President and served as Executive Vice President and General Manager of the Automotive Division of Nuance for the period of March 2018 through September 30, 2019.

The information set forth in the Fiscal 2020 Summary Compensation Table below reflects compensation paid to or earned by our Named Executive Officers for the years indicated. Mr. Ortmanns was our only Named Executive Officer that was also designated as an officer of Nuance in fiscal years 2018 and 2019. Mr. Dhawan started on August 26, 2019 and Mr. Gallenberger started on July 1, 2019 at Nuance and the compensation tables set forth below include information with respect to their fiscal year 2019 compensation received from Nuance.

Fiscal 2020 Executive Compensation

Introduction

The primary elements of compensation in fiscal year 2020 for our Named Executive Officers were base salary, our annual bonus short-term incentive program (“STIP”) and our long-term incentive program (“LTIP”) comprised of time-based restrictive stock units (“RSUs”) and performance based restrictive stock units (“PSUs”).

Base Salaries

Our CEO and the other Named Executive Officers receive a base salary to provide a fixed amount of compensation. The base salary payable to each Named Executive Officer is intended to reflect each executive’s skill set, experience, role and responsibilities. Our Compensation Committee establishes the base salary of our Named Executive Officers in consultation with management and the Compensation Committee’s independent compensation consultant, and base salaries are reviewed annually to determine whether any adjustments are necessary or appropriate. During fiscal years 2018 and 2019 the base salary was determined by Nuance. In fiscal year 2020, the Compensation Committee approved an increase in the base salary of Mr. Ortmanns for fiscal 2020 in order to bring his base salary more in line with market levels and individual responsibility. The Compensation Committee did not increase the base salary of any other Named Executive Officer for fiscal 2020.

Effective April 1, 2020, our CEO voluntarily took a 20% reduction in base salary, and our other Named Executive Officers voluntarily took a 10% reduction in base salary and such base salary reductions remained in effect through the remainder of the 2020 fiscal year. These temporary reductions in base salary were due to the effects of the COVID-19 pandemic, and to assist in enabling the Company to avoid more adverse cost savings measures, such as additional workforce reductions.

After the end of the 2020 fiscal year, the Compensation Committee determined, due to the performance of the Company during the fiscal year, to award cash bonuses to each of the Named Executive Officers in an amount equal to the reduction in the base salary for fiscal year 2020.

The annual base salaries for fiscal years 2019 and 2020 of our Named Executive Officers were as follows:

Name	Fiscal 2019 Base Salary		Fiscal 2020 Base Salary (1)
Sanjay Dhawan	$600,000		$600,000
Mark Gallenberger	$400,000		$400,000
Stefan Ortmanns	$319,506	(2)	$330,224	(2)

(1)	The fiscal 2020 base salary does not include the 20% reduction in Mr. Dhawan’s base salary and 10% reduction in the base salaries of each of Messrs. Gallenberger and Ortmanns.

(2)

Base salary for Mr. Ortmanns was paid in Euros. The listed amounts for Mr. Ortmanns for fiscal year 2019 and fiscal year 2020 are based on an exchange rate of 1 Euro to 128 and 1.121 U.S. dollar 25, respectively.

Performance-Based Annual Bonus

The Compensation Committee has designed our executive compensation program to provide that a significant level of each executive officer’s compensation opportunity is performance-based. Accordingly, our executive officers, including Named Executive Officers, are eligible to receive annual performance-based bonuses under our STIP based on the achievement of performance objectives established at the beginning of the fiscal year. The annual performance-based bonus that each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary.

The target annual bonus opportunities of the Named Executive Officers for fiscal 2020 were as follows:

Name	Fiscal 2020 Target Annual Bonus (as a percentage of base salary)
Sanjay Dhawan	100%
Mark Gallenberger	75%
Stefan Ortmanns	75%

Corporate Performance Measures

For fiscal 2020, the annual bonuses were to be earned based upon three financial performance measures: bookings, revenue and EBITDA, with bookings and revenue weighted at 30% and EBITDA weighted at 40%. The minimum, target and maximum performance levels for each of these measures for fiscal 2020 as determined by the Compensation Committee were as set forth below. The plan provides for interpolation between minimum and target levels and between target and maximum levels.

STIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $M	Target Performance	Target Payout	Target $ M	Maximum Performance	Maximum Payout	Maximum $M
Annual	Bookings	30%	80%	50%	$453.35	100%	100%	$566.69	105%	150%	$595.02
Annual	Revenue	30%	95%	50%	$311.28	100%	100%	$327.66	107%	150%	$350.60
Annual	EBITDA	40%	95%	50%	$ 86.47	100%	100%	$ 91.02	107%	150%	$ 97.39

These performance measures were selected by the Compensation Committee at the beginning of fiscal year 2020 in consideration of the financial objectives contained in our annual operating plan and the relationship between our annual and long-term incentive compensation plans.

On May 5, 2020 with the onset of the COVID-19 pandemic, the Compensation Committee, in response to the impact of COVID-19, adjusted the performance measures and their weightings due to the uncertainty in our primary served market, the automotive industry. The impact of COVID-19 created unpredictability of revenue for the third and fourth quarters of fiscal year 2020 arising from reduced automotive production as a result of shutdowns and reductions in global automotive production as announced and further evidenced by many of the Company’s partners and customers withdrawing their guidance for the remainder our fiscal year. The Compensation Committee also in consideration of the impact of COVID-19, desired to have the performance measures reflect the overall unpredictability and dependencies of our revenue and EBITDA financial metrics on automotive production, delineating between the pre-COVID-19 fiscal quarters and the post-COVID-19 fiscal quarters. The Compensation Committee also enacted changes to our bookings financial metric, which was not as dependent on the COVID-19 impact, but designed to position us for longer-term growth. Our Compensation Committee increased the minimum target bookings performance from $453.35 to $600 million, a 32% increase, the target bookings performance from $566.69 to $700 million, a 32% increase, and the maximum target bookings performance from $595.02 to $900 million, a 52% increase. The updated minimum, target and maximum performance levels for each of these measures for fiscal 2020 and the updated weightings for each of these measures as determined by the Compensation Committee were as set forth below.

STIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $ M	Target Performance	Target Payout	Target $ M	Maximum Performance	Maximum Payout	Maximum $M
Q1 & Q2	Revenue	15%	95%	50%	$144	100%	100%	$151	107%	150%	$162
Q1 & Q2	EBITDA	20%	95%	50%	$ 30	100%	100%	$ 31	107%	150%	$ 34
Annual	Bookings	35%	80%	50%	$600	100%	100%	$750	120%	175%	$900
Q3 & Q4	EBITDA	30%	82.4%	50%	$ 28	100%	100%	$ 34	117.6%	140%	$ 40

For fiscal 2020, after review of the Company’s financial results, the Compensation Committee approved the payment of annual performance bonuses at 142.63% of target bonus opportunity levels based on the updated weighted financial performance metrics as set forth below.

STIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $M	Target Performance	Target Payout	Target $M	Maximum Performance	Maximum Payout	Maximum $M	Actual Achievement
Q1 & Q2	Revenue	15%	95%	50%	$144	100%	100%	$151	107%	150%	$162	150%
Q1 & Q2	EBITDA	20%	95%	50%	$ 30	100%	100%	$ 31	107%	150%	$ 34	150%
Annual	Bookings	35%	80%	50%	$600	100%	100%	$750	120%	175%	$900	137.5%
Q3 & Q4	EBITDA	30%	82.4%	50%	$ 28	100%	100%	$ 34	117.6%	140%	$ 40	140%

The actual amounts of the annual bonuses awarded to each of the Named Executive Officers with respect to fiscal 2020 performance are set forth in the Fiscal 2020 Summary Compensation Table below.

Long-Term Incentive Compensation

Introduction

We provide long-term incentive compensation to our executive officers, including the Named Executive Officers, under our LTIP in the form of RSUs and PSUs. These awards are designed to align the interests of our executive officers, including Named Executive Officers, and shareholders and to provide each individual executive officer with a significant incentive to manage us with a vested interest in the Company and remain employed by us.

The Compensation Committee believes the commitment to grant a mix of time-based and performance-based equity awards enhances our ability to retain our executive officers by providing a portion of their long-term equity in the form of equity awards that will be fully earned only if they remain with us for several years. The value of equity awards granted to each Named Executive Officer is intended to reflect each executive’s skill set, experience, role and responsibilities.

Fiscal 2020 Long-Term Awards

Upon our Spin-Off from Nuance Communications, all Named Executive Officers received an initial grant of RSUs and PSUs, divided equally between the RSUs and the PSUs (the “Initial RSUs” and “Initial PSUs” and, together, the “Initial Awards”). The Initial RSUs vest as to one-third each on each of October 2020, 2021 and 2022, and the Initial PSUs vest as to one-third each following the end of each of fiscal years 2020, 2021 and 2022 subject to the achievement of corporate revenue and EBITDA performance targets and subject to the Named Executive Officer’s continued employment through each vesting date. Initial PSUs that are not earned in one performance period remain eligible to be earned in a future performance period and the Named Executive Officers are eligible to earn up to 200% of the target award for Mr. Dhawan and up to 150% of the target award for the other Named Executive Officers. If maximum performance targets are met in each of the three performance periods, the PSUs will vest with respect to an additional 50% of target for Mr. Dhawan and up to 25% of target for the other Named Executive Officers.

Each of Mr. Dhawan, Mr. Gallenberger and Mr. Ortmanns also received an additional Spin-Off launch award of RSUs and PSUs (the “Launch Grants”). Mr. Dhawan’s Launch Grant had an aggregate grant date fair value of $3,654,262, divided equally between RSUs and PSUs. Mr. Gallenberger Launch Grant had an aggregate grant date fair value of $1,452,085, divided equally between the RSUs and PSUs, and Mr. Ortmanns Launch Grant had an aggregate grant date fair value of $1,452,085, divided equally between the RSUs and PSUs. The Launch Grants have the same vesting terms as the Initial RSUs and Initial PSUs.

Pursuant to the terms of his offer letter, Mr. Dhawan also received a one-time make-whole grant of a number of RSUs (the “Make-Whole Grant”) having a grant date fair value of $4,872,367, which vests in equal quarterly installments beginning on January 1, 2020 and ending on October 1, 2021.

The grant date fair value of each of the Initial Awards, the Launch Grants, and in the case of Mr. Dhawan, the Make-Whole Grant are set forth below.

Name	Initial Award(1)	Launch Grant(1)	Make-Whole Grant (1)	Total
Sanjay Dhawan	$2,923,411	$3,654,262	$4,872,367	$11,450,040
Mark Gallenberger	$1,161,860	$1,452,085		$2,613,945
Stefan Ortmanns	$1,645,708	$1,452,085		$3,097,793

(1)

Amounts reported represent the grant date fair value with respect to RSU and PSU awards granted during fiscal 2020, computed in accordance FASB ASC Topic 718 based on the closing market price our Common Stock on the grant dates ($15.16 per share for the Initial Awards and Launch Grants for Mr. Gallenberger and Mr. Ortmanns and, $15.27 per share for the Initial Award, Launch Grant and Make-Whole Grant for Mr. Dhawan).

Design of Long-Term Incentive Program Awards

For the annual LTIP awards granted to the Named Executives Officers in fiscal 2020, our Compensation Committee implemented an equity compensation program comprised of 50% RSUs and 50% PSUs. The RSUs vest in equal annual installments on each October 1 following the grant date for a period of three years, generally subject to continued employment with Cerence through the applicable vesting date.

The PSUs vest as to one-third each based on the achievement of financial measures over three one-year performance periods, generally subject to continued employment through the date the Compensation Committee certifies achievement of applicable performance objectives. The two performance measures for fiscal year 2020 were revenue and EBITDA, each metric was weighted 50%. PSUs that are not earned in one performance period remain eligible to be earned in a future performance period. The PSUs are eligible to vest at up to 200% of target for the CEO and 150% of target for the other Named Executive Officers, subject to continued service with Cerence through each applicable vesting date and achievement of the performance targets. If maximum performance targets are met in each of the three performance periods, the PSUs will vest with respect to an additional 50% of target for the CEO and 25% of target for the other Named Executive Officers.

The minimum, target and maximum performance levels for each of these measures for fiscal 2020 PSUs are as set forth below with the first table being for Mr. Dhawan and the second table for Messrs. Gallenberger and Ortmanns.

Sanjay Dhawan

LTIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $M	Target Performance	Target Payout	Target $ M	Maximum Performance	Maximum Payout	Maximum $M
Annual	Revenue	50%	95%	50%	$311.28	100%	100%	$327.66	107%	200%	$350.60
Annual	EBITDA	50%	95%	50%	$ 86.47	100%	100%	$ 91.02	107%	200%	$ 97.39

Mark Gallenberger and Stefan Ortmanns

LTIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $M	Target Performance	Target Payout	Target $ M	Maximum Performance	Maximum Payout	Maximum $M
Annual	Revenue	50%	95%	50%	$311.28	100%	100%	$327.66	107%	150%	$350.60
Annual	EBITDA	50%	95%	50%	$ 86.47	100%	100%	$ 91.02	107%	150%	$ 97.39

On May 5, 2020 with the onset of the COVID-19 pandemic, the Compensation Committee, in response to the impact of COVID-19, adjusted the performance measures due to the uncertainty in our primary served market, the automotive industry. The impact of COVID-19 created unpredictability of revenue for the third and fourth quarters of fiscal 2020, arising from reduced automotive production as a result of and shutdowns and reductions in global automotive production as announced and further evidenced by many of the Company’s partners and customers withdrawing their guidance for the remainder our fiscal year. The Compensation Committee, also in consideration of the impact of COVID-19, desired to have the performance measures reflect the overall unpredictability and dependencies of our revenue and EBITDA financial metrics on automotive production delineating between the pre-COVID-19 fiscal quarters and the post-COVID-19 fiscal quarters. The Compensation Committee also added a bookings financial metric, that for fiscal year 2020 is consistent with the Corporate Performance Measures, which was not as dependent on the COVID-19 impact, but designed to position us for longer-term growth.

The updated minimum, target and maximum performance levels for each of these measures for fiscal 2020 were as set forth below with the first table being for Mr. Dhawan and the second table for Messrs. Gallenberger and Ortmanns.

Sanjay Dhawan

LTIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $ M	Target Performance	Target Payout	Target $ M	Maximum Performance	Maximum Payout	Maximum $M
Q1 & Q2	Revenue	25%	95%	50%	$144	100%	100%	$151	107%	200%	$162
Q1 & Q2	EBITDA	25%	95%	50%	$ 30	100%	100%	$ 31	107%	200%	$ 34
Annual	Bookings	25%	80%	50%	$600	100%	100%	$750	120%	250%	$900
Q3 & Q4	EBITDA	25%	82.4%	50%	$ 28	100%	100%	$ 34	117.6%	187%	$ 40

Mark Gallenberger and Stefan Ortmanns

LTIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $ M	Target Performance	Target Payout	Target $ M	Maximum Performance	Maximum Payout	Maximum $M
Q1 & Q2	Revenue	25%	95%	50%	$144	100%	100%	$151	107%	150%	$162
Q1 & Q2	EBITDA	25%	95%	50%	$ 30	100%	100%	$ 31	107%	150%	$ 34
Annual	Bookings	25%	80%	50%	$600	100%	100%	$750	120%	175%	$900
Q3 & Q4	EBITDA	25%	82.4%	50%	$ 28	100%	100%	$ 34	117.6%	140%	$ 40

For the PSUs granted in fiscal 2020, after review of the Company’s financial results, the Compensation Committee approved the achievement of 190.4% of target performance for fiscal year 2020 for Mr. Dhawan and achievement of 144.38% of target performance for fiscal year 2020 for Messrs. Gallenberger and Ortmanns, based on the updated weighted financial performance metrics.

Sanjay Dhawan

LTIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $M	Target Performance	Target Payout	Target $M	Maximum Performance	Maximum Payout	Maximum $M	Actual Achievement
Q1 & Q2	Revenue	25%	95%	50%	$144	100%	100%	$151	107%	200%	$162	200%
Q1 & Q2	EBITDA	25%	95%	50%	$ 30	100%	100%	$ 31	107%	200%	$ 34	200%
Annual	Bookings	25%	80%	50%	$600	100%	100%	$750	120%	250%	$900	175%
Q3 & Q4	EBITDA	25%	82.4%	50%	$ 28	100%	100%	$ 34	117.6%	187%	$ 40	187%

Mark Gallenberger and Stefan Ortmanns

LTIP Measurement Period	Metric	Annual Weight	Minimum Performance	Minimum Payout	Minimum $M	Target Performance	Target Payout	Target $M	Maximum Performance	Maximum Payout	Maximum $M	Actual Achievement
Q1 & Q2	Revenue	25%	95%	50%	$144	100%	100%	$151	107%	150%	$162	150%
Q1 & Q2	EBITDA	25%	95%	50%	$ 30	100%	100%	$ 31	107%	150%	$ 34	150%
Annual	Bookings	25%	80%	50%	$600	100%	100%	$750	120%	175%	$900	138%
Q3 & Q4	EBITDA	25%	82.4%	50%	$ 28	100%	100%	$ 34	117.6%	140%	$ 40	140%

Retirement, Health, Welfare, Perquisites and Personal Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, short and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our U.S.-based Named Executive Officers are also eligible to participate in a separate long-term disability plan and life insurance plan and are eligible to receive reimbursement of financial planning and tax preparation fees and an annual executive physical.

We sponsor a 401(k) defined contribution plan in which our U.S. based Named Executive Officers may participate, subject to limits imposed by the Internal Revenue Code (the “Code”), to the same extent as our other U.S. based regular employees. Currently, we match 50% of the first 6% of contributions made by participants in the 401(k) plan.

FISCAL 2020 SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the compensation paid to or earned by the Cerence Named Executive Officers listed below for the fiscal years indicated under Nuance’s compensation programs and plans for fiscal years 2018 and 2019, and under Cerence’s compensation programs and plans for fiscal year 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Sanjay Dhawan	2020	543,231	60,000	(6)	11,450,040	855,780	(3)	16,840(8)	12,925,891
Chief Executive Officer	2019	46,154				59,170	(3)		105,324
Mark Gallenberger	2020	381,077	20,000	(6)	2,613,945	427,890	(5)	9,355(9)	3,452,267
Chief Financial Officer	2019	92,308				74,779	(5)		167,087
Stefan Ortmanns	2020	312,654	731,613	(7)	5,545,702	366,894	(4)	19,640(10)	6,976,503
Executive Vice President and General Manager Automotive Division	2019	318,365			3,775,377	238,438	(4)	30,608	4,362,788
	2018	315,944			1,645,918	136,603	(4)	21,049	2,119,514

(1)

Mr. Dhawan joined Nuance on August 26, 2019 as Advisor to the Auto Division and continued in that role through September 30, 2019 and his annualized base salary for each of fiscal years 2019 and 2020 was $600,000. Mr. Gallenberger joined Nuance on July 1, 2019 as Financial Executive and continued in that role through September 30, 2019 and his annualized base salary for each of fiscal years 2019 and 2020 was $400,000. The amounts reported for Mr. Ortmanns for 2018 and 2019 reflect the compensation paid to him by Nuance with respect to his role as Executive Vice President and General Manager Automotive Division prior to the Spin-Off. Mr. Ortmanns’ compensation was originally denominated in Euros and the amount reported above uses an exchange rate of 1 Euro to 1.165097 U.S. dollars for fiscal year 2018, an exchange rate of 1 Euro to 1.128 U.S. dollars for fiscal year 2019 and an exchange rate of 1 Euro to 1.121 U.S. dollars for fiscal year 2020.

(2)

For fiscal year 2020 these amounts represent the grant date fair value of equity awards granted to the Named Executive Officers by Cerence, calculated in accordance with FASB ASC Topic 718, assuming the probable outcome of the performance conditions and disregarding the effect of any estimated forfeitures related to service-vesting conditions. The value of the PSUs granted in fiscal year 2020 assuming the maximum achievement of the performance conditions is $13,763,781 in the aggregate for Mr. Dhawan, $4,081,940 in the aggregate for Mr. Gallenberger and $4,762,857 in the aggregate for Mr. Ortmanns. Assumptions used in calculating these amounts are described in Note 16 to our Audited Combined Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. For Mr. Ortmanns this amount also includes the value of his unvested Nuance equity that, effective with the Spin-Off was cancelled by Nuance and awarded by Cerence during fiscal year 2020, pursuant to a conversion ratio of 0.95695 Revenue RSUs of .95695 per one Cerence RSU. For fiscal years 2018 and 2019 these amounts represent the grant date fair value of equity awards granted to the Mr. Ortmanns by Nuance, calculated in accordance with FASB ASC Topic 718 disregarding the effect of any estimated forfeitures related to service-vesting conditions. Assumptions used in calculating these amounts are described in Note 15 to our Audited Combined Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

(3)

Mr. Dhawan’s fiscal year 2020 bonus was granted pursuant to the Cerence Fiscal 2020 Short Term Incentive Plan under which bonuses are earned upon the achievement of certain corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 14,734 shares of Cerence Common Stock, which vested in full on November 20, 2020. Mr. Dhawan’s fiscal year 2019 bonus, which was granted pursuant to the Nuance Fiscal 2019 Company Bonus Program under which bonuses were earned upon the achievement of certain corporate performance metrics (the “Nuance Bonus Program”). The value reflected in the table was converted into, and paid in the form of, 3,537 shares of Nuance common stock, which vested in full on September 27, 2019.

(4)

Mr. Ortmanns fiscal year 2020 bonus was granted pursuant to the Cerence Fiscal 2020 Short Term Incentive Plan under which bonuses are earned upon the achievement of certain corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 6,364 shares of Cerence Common Stock, which vested in full on November 20, 2020. These amounts represent Mr. Ortmanns’ fiscal year 2018 and 2019 bonuses, which were granted pursuant to the Nuance Bonus Program. The values reflected in the table were converted into and paid in the form of 14,253 shares of Nuance common stock for 2019, which vested in full on September 27, 2019, and 8,543 shares of Nuance common stock for 2018, which vested in full on November 30, 2018.

(5)

Mr. Gallenberger’s fiscal year 2020 bonus was granted pursuant to the Cerence Fiscal 2020 Short Term Incentive Plan under which bonuses are earned upon the achievement of certain corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 7,422 shares of Cerence common stock, which vested in full on November 20, 2020. Mr. Gallenberger’s fiscal year 2019 bonus, which was granted pursuant to the Nuance Bonus Program. The value reflected in the table was converted into, and paid in the form of, 4,470 shares of Nuance common stock which vested in full on September 27, 2019.

(6)

The amounts reported in the Bonus column for fiscal year 2020 for Mr. Dhawan of $60,000 and Mr. Gallenberger of $20,000 consists of a discretionary bonus in an amount equal to the reduction of salary made between April 2020 through September 2020.

(7)

The amount reported in the Bonus column for fiscal year 2020 for Mr. Ortmanns consists of a cash retention bonus provided by Nuance at the time of the announcement for the Spin-Off by Nuance. The cash retention bonus consists of two payments, the first was made in January 2020 for €247,844. Also included is a bonus for €390,070, to replace cancelled Nuance PSUs approved by Nuance compensation committee at 68.09% of target. Also included in the Bonus column for fiscal year 2020 for Mr. Ortmanns is a discretionary bonus of €14,729, which amount is equal to the reduction of salary made between April 2020 through September 2020. These amounts have been converted to U.S. dollars using an exchange rate of 1 Euro to 1.121 U.S. dollars.

(8)

The amount reported in the All-Other Compensation column for Mr. Dhawan for 2020 consists of the Cerence employer contribution “match” under the 401(k) plan of $7,165 and financial and tax planning costs of $9,675.

(9)	The amount reported in the All Other Compensation for Mr. Gallenberger for 2020 consists of the Cerence employer contribution “match” under the 401(k) plan.

(10)	The amount reported in the All Other Compensation for Mr. Ortmanns for 2020 consists of automobile and mileage allowances.

FISCAL 2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth all outstanding equity awards held by our Named Executive Officers as of September 30, 2020. The equity awards were all in the form of RSUs and PSUs. For purposes of valuing the outstanding awards, the amounts below are based on a per-share price of $48.87 for the Cerence common stock, which was the closing market price of the Cerence common stock as reported on Nasdaq on September 30, 2020, the last business day of the fiscal year.

Name	Grant Date	Type of Award		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Type of Award		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sanjay Dhawan	11/14/2019	RSU	(1)	215,379	10,525,572	PSU	(2)	430,758	21,051,144
	11/14/2019	RSU	(3)	199,425	9,745,900
Mark Gallenberger	11/13/2019	RSU	(1)	86,206	4,212,887	PSU	(2)	129,309	6,319,331
Stefan Ortmanns	10/2/2019	RSU	(4)(5)	31,619	1,545,221
	10/2/2019	RSU	(4)(5)	31,777	1,552,942
	10/2/2019	RSU	(4)(5)	47,429	2,317,855
	10/2/2019	RSU	(4)(5)	10,287	502,726
	10/2/2019	RSU	(4)(5)	5,502	268,883
	11/13/2019	RSU	(1)	102,170	4,993,048	PSU	(2)	153,255	7,489,572

(1)	Represents RSUs that vest one-third each year on October 1, 2020, October 1, 2021 and October 1, 2022.

(2)

Represents PSUs that vest as to one-third each based on the achievement of financial measures over three one-year performance periods, generally subject to continued employment through the date the Compensation Committee certifies achievement of applicable performance objectives. The two performance measures were originally revenue and EBITDA, and each metric was weighted 50%. The performance measures were modified due to the COVID-19 pandemic and encompass revenue, EBITDA and a bookings metric, weighted at 25% for fiscal 2020 Q1 and Q2 revenue and EBITDA, 25% for fiscal 2020 annual bookings and 25% for fiscal 2020 Q3 and Q4 EBITDA. PSUs that are not earned in one performance period remain eligible to be earned in a future performance period. The PSUs are eligible to vest at up to 200% of target for the CEO and 150% of target for the Named Executive Officers, subject to continued service with Cerence through the date the Compensation Committee certifies achievement of applicable performance objectives and achievement of the performance targets. If maximum performance targets are met in each of the three performance periods, the PSUs will vest with respect to an additional 50% of target for the CEO and 25% of target for the other Named Executive Officers.

(3)	Represents Mr. Dhawan’s Make-Whole Grant that vests in equal quarterly installments beginning on January 1, 2020 and ending on October 1, 2021.

(4)	RSUs awards converted from Nuance RSU awards that vest over the remaining original vesting schedule of one-third each year.

(5)	Treatment of Outstanding Equity in the Spin-Off for Mr. Ortmanns

•	Except as noted below, all outstanding Nuance equity, including PSUs scheduled to be measured after December 1, 2019, were cancelled and exchanged for RSUs of comparable value in Cerence.

•

Nuance RSUs that were scheduled to vest on or before November 30, 2019 were accelerated to vest on September 27, 2019 and were settled in shares of Nuance common stock. Shares were adjusted by Nuance prior to settlement pursuant to a formula designed to preserve the pre-spin value.

•	For each RSU awarded by Nuance, the number of RSUs was adjusted to preserve the same underlying value immediately following the Spin-Off.

FISCAL 2020 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the stock awards that vested, and the value realized upon vesting, by the Named Executive Officers during fiscal 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Dhawan	119,656	3,309,280
Mr. Ortmanns	15,789	771,609

(1)	The shares vested in fiscal 2020 were from Mr. Dhawan’s Make-Whole Grant
(2)	Value calculated by multiplying the number of shares vesting by the closing price of a share of the Common Stock on the vesting date

Pension or Non-Qualified Deferred Compensation Plans

The Company had no pension plans or non-qualified deferred compensation arrangements in which the Named Executive Officers participated during fiscal 2020.

Employment Agreement with Mr. Dhawan

On February 14, 2019, Nuance entered into an offer letter with Sanjay Dhawan providing for his employment initially as Advisor to the Auto Division of Nuance and, upon the completion of the Spin-Off, as Chief Executive Officer of Cerence. Mr. Dhawan’s offer letter provides Mr. Dhawan with a starting annual base salary of $600,000 and an initial cash incentive target opportunity equal to 100% of his annual base salary, prorated with respect to fiscal year 2019, and up to 150% of his annual cash base salary for subsequent years beyond 2019.

In connection with the Spin-Off and pursuant to the terms of his offer letter, Mr. Dhawan received the Initial Awards and the Make Whole Grant, which are described above under the heading “Long-Term Incentive Compensation – Fiscal 2020 Long-Term Awards.” Mr. Dhawan was also granted the Launch Grants described above under the heading “Long-Term Incentive Compensation – Fiscal 2020 Long-Term Awards.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

CEO Change of Control and Severance Agreement

In July 2019, Nuance entered into a Change of Control and Severance Agreement with Mr. Dhawan, which was assumed by the Company in the Spin-Off (the “Dhawan Severance Agreement”). Pursuant to the Dhawan Severance Agreement, upon a termination of Mr. Dhawan’s employment by Cerence without “cause” (as defined in the Dhawan Severance Agreement) and other than due to Mr. Dhawan’s death or “disability” (as defined in the Dhawan Severance Agreement) that occurs outside of the one-year period following a “change of control” (as defined in the Dhawan Severance Agreement), Mr. Dhawan will be entitled to receive a lump sum cash payment equal to (i) 24 months of his base salary then in effect, (ii) 100% of his target annual bonus for the fiscal year in which such termination of employment occurs, (iii) a prorated target annual bonus for the fiscal year in which such termination occurs (iv) 18 months of COBRA premiums (at the coverage levels in effect immediately prior to his termination), (v) accelerated vesting of the Initial RSUs and the Make-Whole Grant, as well as any other Company equity awards that would otherwise vest solely on the basis of his continued employment and that would have vested within the 12 months immediately following the date of his termination of employment and, (vi) if such termination occurs prior to end of the performance period applicable to the Initial PSUs, the Initial PSUs shall vest as to that number of shares determined by multiplying the target number of Initial PSUs by a fraction, the numerator of which is 12 and the denominator of which is the greater of (1) the number of months in the applicable performance period or (2) 12.

Upon a change of control, the Initial PSUs, to the extent then outstanding and unvested, shall be deemed to be earned based on actual performance through such change of control and such Initial PSUs that are earned shall be subject to time-based vesting based on Mr. Dhawan’s continued employment though the performance period and subject to accelerated vesting as set forth below.

In the case of a termination without cause or a resignation for “good reason” (as defined in the Dhawan Severance Agreement) within 12 months following a change of control of Cerence, Mr. Dhawan is entitled to receive a lump sum cash payment equal to (i) 30 months of his base salary then in effect, (ii) 200% of his target annual bonus for the fiscal year in which such termination of employment occurs, (iii) a prorated target annual bonus for the fiscal year in which such termination occurs, (iv) 18 months of COBRA premiums (at the coverage levels in effect immediately prior to his termination) and (v) accelerated vesting of all Company equity awards that have been previously awarded to Mr. Dhawan that vest on the basis of his continued employment, including the Initial RSUs and the Make-Whole Grant, as well as all of the Initial PSUs then outstanding and eligible to vest based on his continued employment.

The Dhawan Severance Agreement provides for an initial one-year term and for automatic renewal of additional one-year terms unless the Company or Mr. Dhawan provides timely notice of non-renewal. The receipt of any severance payments or benefits under the Dhawan Severance Agreement is subject to Mr. Dhawan’s execution and non-revocation of a separation agreement and release of claims in favor of the Company as well as continued compliance with the terms of any agreements concerning inventions, confidentiality, or restrictive covenants.

Change of Control and Severance Agreement with other Named Executive Officers

In November 2019, the Company entered into a Change of Control and Severance Agreement (the “NEO Severance Agreements”) with each of our Named Executive Officers, other than Mr. Dhawan (whose arrangements are described above). The NEO Severance Agreements provide that in the event that a Named Executive Officer’s employment is involuntarily terminated by us without “cause” (as defined in the applicable NEO Severance Agreement) and not in connection with his death or “disability” (as defined in the applicable NEO Severance Agreement) and such termination occurs outside of the one-year period following a “change of control” (as defined in the applicable NEO Severance Agreement), the Named Executive Officer will be eligible to receive (i) a lump sum payment equal to 100% of his annual base salary then in effect, (ii) a lump sum payment equal to 100% of his target bonus and a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs, (iii) vesting of the prorated portion of the time-based equity that would have vested in the 12 months following the date on which the termination of employment occurs; provided, however, that if such termination occurs prior to September 30, 2020, 100% of the Named Executive Officer’s unvested time-based equity awards that were converted from equity awards covering Nuance shares will become vested in full, and (iv) for Named Executive Officers based in the United States, up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to the Named Executive Officer’s termination).

If the Named Executive Officer’s employment is terminated by us without cause or he resigns for “good reason” (as defined in the applicable NEO Severance Agreement) within 12 months following a change of control of the Company, he will instead be eligible to receive, (i) 150% of his annual base salary then in effect, payable in a lump sum, (ii) a lump sum payment equal to 150% of the greater of (1) Named Executive Officer’s target bonus for the year in which the Named Executive Officer’s termination occurs, or (2) Named Executive Officer’s target bonus in effect immediately prior to the change of control plus (B) a prorated percentage of the greater of (1) the Named Executive Officer’s target bonus for the year in which the Named Executive Officer’s termination of employment occurs, or (2) the Named Executive Officer’s target bonus in effect immediately prior to the change of control, (iii) 100% vesting acceleration of the Named Executive Officer’s unvested and time-based equity awards, and (iv) for Named Executive Officers based in the United States, up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to the Named Executive Officer’s termination). Upon a change of control, PSUs that are subject to performance goals for the year in which the change of control occurs will become eligible to vest based on the number of shares that would vest based on actual performance through the change of control, subject to continued service through the end of the performance period, or upon earlier termination without cause or for good reason. Upon a change of control, PSUs that are subject to performance goals for years after the year in which the change of control occurs will continue to remain subject to the terms of the applicable award agreement except that if, during the 12-month period following a change of control, the Named Executive Officer’s employment is terminated by the successor other than for cause or by the Named Executive Officer for good reason, 50% of the PSUs that would have vested at 100% of target performance will vest.

To receive the foregoing severance payments and benefits, the Named Executive Officer is required to enter into a separation and release agreement in favor of the Company and must continue to comply with his existing confidentiality and restrictive covenant agreements.

The NEO Severance Agreements provide for an initial term through September 30, 2022 and for automatic renewal of additional one-year terms unless the Company or the Named Executive Officer provides timely notice of non-renewal.

EQUITY COMPENSATION PLAN INFORMATION

Our Board has adopted, and Nuance as our sole shareholder prior to the Spin-Off approved, the Cerence 2019 Equity Incentive Plan for the benefit of certain of our current and future employees and other service providers and the Cerence 2019 Employee Stock Purchase Plan for the benefit of our current and future employees. The following table provides information as of September 30, 2020, with respect to the securities authorized for issuance under these equity compensation plans.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	—	—	3,190,823
Equity compensation plans not approved by shareholders
Total equity compensation plans	—	—	3,190,823

(1)

Includes the following plans: our 2019 Equity Incentive Plan and our 2019 Employee Stock Purchase Plan. These equity compensation plans were approved by the sole shareholder of the Company prior to the Spin-Off.

TRANSACTIONS WITH RELATED PERSONS

Our Policy Regarding Related Party Transactions

Our Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. This policy provides that our Audit Committee will review each of Cerence’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and shareholders beneficially owning more than five percent (5%) of our outstanding Common Stock and immediate family members or certain affiliated entities of any of the foregoing persons. Our Audit Committee will approve or ratify only those transactions that are fair and reasonable to Cerence and in our and our shareholders’ best interests.

A copy of our related party transactions policy can be found under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com.

For fiscal 2020, we believe that there were not any related party transactions.

Agreements with Nuance

In order to govern the ongoing relationships between us and Nuance after the Spin-Off and to facilitate an orderly transition, we and Nuance entered into agreements providing for various services and rights following the Spin-Off, and under which we and Nuance agreed to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with Nuance.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Nuance in advance of the Spin-Off. The Separation and Distribution Agreement sets forth our agreements with Nuance regarding the principal actions taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Nuance following the Spin-Off.

Transfer of Assets and Assumption of Liabilities.    The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Nuance so that we and Nuance retain the assets of, and the liabilities associated with, our respective businesses. Except as described below with respect to intellectual property, the Separation and Distribution Agreement generally provides that the assets comprising our business consist of those primarily related to our current business and operations. The liabilities we assumed in connection with the Spin-Off generally consist of those related to the past and future operations of our business, including our locations used in our current operations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Nuance.

The Separation and Distribution Agreement provides for (1) us to own certain specified patents and patent applications, a collection of software and other technology assets, and all other intellectual property rights exclusively related to the Cerence business, and the liabilities relating to, arising out of or resulting therefrom and (2) Nuance to retain any of its other intellectual property rights related to the Cerence business and the liabilities relating to, arising out of or resulting therefrom. The selection of intellectual property rights allocated to us in the agreement was generally determined to provide us with intellectual property rights with respect to technologies exclusively used by Nuance’s automotive business, and those intellectual property rights for which the development, enhancement and maintenance has historically been conducted by Nuance’s automotive business. Any technologies that are not allocated to us have been retained by Nuance, including certain patents, software and other technology assets related to Nuance’s healthcare and enterprise businesses.

Reorganization Transactions.    The Separation and Distribution Agreement described certain actions related to our separation from Nuance that occurred prior to the Spin-Off, including: (1) pursuant to a series of internal transfers to certain foreign subsidiaries that are now held under a Netherlands holding company, the non-U.S. assets and operations relating to our business were separated from the other non-U.S. assets and operations of Nuance, and the Netherlands holding company was in turn distributed to Nuance in an internal spin-off; (2) the U.S. assets and operations of our business were contributed to a new U.S. holding company; (3) employees relating to our business that were previously employed by Nuance subsidiaries that did not become subsidiaries of Cerence became employees of the appropriate Cerence subsidiaries; (4) both of the new holding companies were contributed to Cerence; and (5) prior to the Spin-Off, Cerence incurred indebtedness and distributed the proceeds to Nuance.

Intercompany Arrangements.    All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Nuance, on the other hand, terminated and/or were repaid effective as of the Distribution or shortly thereafter, except specified agreements and arrangements that are intended to survive the Spin-Off.

Credit Support.    We agreed to use reasonable best efforts to arrange, prior to the Spin-Off, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through Nuance or any of its subsidiaries for the benefit of us or any of our subsidiaries.

Representations and Warranties.    In general, neither we nor Nuance made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets have been transferred on an “as-is,” “where-is” basis.

Further Assurances.    The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not yet been consummated as promptly as practicable following the Spin-Off. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Spin-Off.

Exchange of Information.    We and Nuance agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Nuance also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Release of Claims.    We and Nuance each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Spin-Off have been the other’s shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Spin-Off. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification.    We and Nuance each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Nuance’s respective businesses. The amount of either Nuance’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which Nuance is providing us, and we are providing Nuance, with certain specified services for a limited time to help ensure an orderly transition following the Spin-Off. For a limited time after the Spin-Off, we may request that additional services in the same functional categories as the specified services provided by Nuance to us so long as such additional services were provided historically by Nuance to our business. The services are generally intended to be provided for a period no longer than twelve months following the Spin-Off, with a possibility to extend the term of each service up to an additional twelve months. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We agreed to indemnify and hold Nuance harmless from any damages to the extent arising out of Nuance’s provision of the services unless such damages are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services. Additionally, Nuance’s liability is generally subject to a cap in the amount of fees actually received by Nuance from us in connection with the provision of the services. We also generally indemnify Nuance for all liabilities to the extent arising out of Nuance’s provision of the services unless such liabilities are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services, in which case, Nuance indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

Of the specified services under the Transition Services Agreement all but one of the specified services were concluded on or before September 30, 2019.

Tax Matters Agreement

We entered into a Tax Matters Agreement with Nuance that governs the respective rights, responsibilities and obligations of Nuance and us with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we are responsible and will indemnify Nuance for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to our business for all periods following the Spin-Off;

and Nuance is responsible and will indemnify us for all taxes relating to our business for all periods preceding the Spin-Off. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that were incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. Nuance has the right to control any audit or contest relating to any taxes with respect to all periods prior to the Spin-Off, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

In addition, the Tax Matters Agreement provides that we are required to indemnify Nuance for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (1) breaches of covenants and representations we made and agreed to in connection with the Spin-Off, (2) the application of certain provisions of U.S. federal income tax law to the these transactions or (3) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) we take after the Spin-Off that gives rise to these taxes. Nuance has the exclusive right to control the conduct of any audit or contest relating to these taxes, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 and related provisions of the Code and are intended to preserve the tax-free nature of the Spin-Off. Under the Tax Matters Agreement, these restrictions apply for two years following the Spin-Off, unless we or Nuance obtain a private letter ruling from the IRS or an opinion of counsel, in each case acceptable to Nuance in its reasonable discretion, that the restricted action would not impact the non-recognition treatment of the Spin-Off, or unless Nuance otherwise gives its consent for us to take a restricted action. Even if we do obtain such a private letter ruling or opinion, or Nuance does otherwise consent to our taking an otherwise restricted action, we will remain liable to indemnify Nuance in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business and might discourage or delay a strategic transaction that our shareholders may consider favorable.

Employee Matters Agreement

We entered into an Employee Matters Agreement with Nuance that addresses employment and employee compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, we are generally responsible for all employment and employee compensation and benefits-related liabilities relating to our employees, former employees and other service providers. In particular, we assumed certain assets and liabilities with respect to our current and former employees under certain of Nuance’s U.S. and non-U.S. defined benefit pension plans (with assets and liabilities allocated based on formulas specified in the Employee Matters Agreement for each pension plan). Generally, except as may be provided in the Transition Services Agreement, each of our employees ceased active participation in Nuance compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that we establish certain compensation and benefit plans for the benefit of our employees following the Spin-Off, including a 401(k) savings plan, which accepts direct rollovers of account balances from the Nuance 401(k) savings plan for any of our employees who elect to do so. Generally, we assume and are responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurred, and any other cash-based incentive or retention awards to our current and former employees. The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and described above. In addition, the Employee Matters Agreement provides that we indemnify Nuance for certain employee-related liabilities associated with the Transition Services Agreement.

Agreements Governing Intellectual Property

Intellectual Property Agreement.    We entered into an Intellectual Property Agreement with Nuance, pursuant to which we granted to Nuance, and Nuance granted to us, perpetual, non-exclusive, royalty-free licenses to certain patents and technology, as well as certain other intellectual property that have historically been shared between us and Nuance. The intellectual property licensed to us under the Intellectual Property Agreement includes patents, software and technologies that have generally been more significant to the business of Nuance, but are used in our business following the Spin-Off, and are technologies in the general areas of automatic speech recognition and natural language understanding.

Following the Spin-Off, the patent and technology licenses are generally limited to the respective licensee’s defined field of use, and after the fifth anniversary of the Spin-Off, the technology licenses will extend to all fields. The field of use for intellectual property licensed from Nuance to Cerence is generally for the automotive industry and certain ancillary fields, including (1) providing customer service and call center solutions to vehicle manufacturers and transportation service providers and (2) providing certain internet of things devices for the China market (excluding the healthcare and enterprise solutions markets). The field of use for intellectual property licensed from Cerence to Nuance is generally for industries other than the automotive industry. The Intellectual Property Agreement also provides arrangements for each of us and Nuance to utilize certain data used by both us and Nuance. In addition, we agreed not to challenge Nuance’s rights in its existing intellectual property rights or act to impair such intellectual property rights, and Nuance agreed not to challenge our rights in our existing intellectual property rights or act to impair such intellectual property rights. The non-exclusive license to us will generally be transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s intellectual property, and the license to Nuance will generally be transferable with any sale or transfer of an entity or line of business of Nuance that utilizes our intellectual property.

Transitional Trademark License Agreement.    We entered into a Transitional Trademark License Agreement with Nuance, pursuant to which Nuance granted us a non-exclusive, royalty free license to continue using certain of Nuance’s trademarks, trade names and service marks with respect to the “Nuance” and “Dragon” brands in connection with the sale, marketing and other commercialization of our products and services. The term of the licenses generally does not exceed six months. The Transitional Trademark License Agreement also provides that we use commercially reasonable efforts to cease using the licensed trademarks as soon as reasonably practicable. The license to us is generally transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s trademarks.

Other Arrangements

Prior to the Spin-Off, we have had various other arrangements with Nuance, including arrangements whereby Nuance provided us with finance, human resources, legal, privacy, information technology, general insurance, security and other corporate functions. These arrangements, other than those contemplated pursuant to the Transition Services Agreement, were generally terminated in connection with the Spin-Off. We do not consider these arrangements with Nuance to be material. In addition, we entered into certain other arm’s-length arrangements regarding access to certain software and technology.

Other than the agreements with Nuance described above and the compensation agreements and other arrangements which are described in the “Executive Compensation” or “Director Compensation” section of this Proxy Statement, in fiscal 2020, there was no transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent (5%) or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

On November 3, 2020, the Audit Committee approved the retention of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021. We expect that a representative of BDO will be present at the 2021 Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

Shareholders are being asked to ratify the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2021.

Audit Fees During Fiscal Year 2020

The following table sets forth the approximate aggregate fees paid by the Company to BDO during the fiscal years ended September 30, 2020 and 2019.

	Fiscal 2020	Fiscal 2019(1)
Audit Fees	$1,165,768	$2,038,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,165,768	$2,038,000

(1)

The decrease in audit fees year over year were primarily driven by a reduction in agreed upon audit fees for the fiscal year 2020 audit, and fiscal year 2019 one-time fees corresponding to the audit of our adoption of ASC 606 during fiscal year 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by our independent registered public accounting firm.

The pre-approval procedures include execution by the CFO and Audit Committee Chairperson, on behalf of the Company and the entire Audit Committee, of an audit and quarterly review engagement letter and pre-approval listing of other permitted professional services anticipated to be rendered during the foreseeable future. Additionally, from time to time, we may desire additional permitted professional services for which specific pre-approval is obtained from the Audit Committee Chairperson, acting on behalf of the Company and the entire Audit Committee before provision of such services commences. In doing this, the Company and Audit Committee have established a procedure whereby a BDO representative, in conjunction with the CFO, contacts the Audit Committee Chairperson and obtains pre-approval for such services on behalf of the entire Audit Committee, to be followed by a written engagement letter, as appropriate, confirming such arrangements between BDO and the Company. In addition, on a periodic basis, the entire Audit Committee is provided with a summary of all pre-approved services to date for its review.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL

YEAR 2021.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company on behalf of the Board. The Company’s management has primary responsibility for the financial statements and for maintaining effective internal control over financial reporting.

The Audit Committee acts pursuant to a written charter. A copy of the charter is available under “Governance – Documents & Charters” in the Investors section of the Company’s website, www.cerence.com. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

The Audit Committee reviewed with management the Consolidated and Combined Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements. The Audit Committee reviewed with BDO USA, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited Consolidated and Combined Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for filing with the SEC.

The Audit Committee

Kristi Ann Matus (Chair)

Sanjay Jha

Alfred Nietzel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth, as of December 16, 2020, information regarding the beneficial ownership of the outstanding shares of our Common Stock by:

•	each member of our Board of Directors and each of our Named Executive Officers individually;

•	all members of our Board of Directors and executive officers as a group; and

•	each other person who is known to be the beneficial owner of more than 5% of our Common Stock.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of Common Stock subject to options currently exercisable and shares issuable upon vesting of restricted stock units within 60 days after December 16, 2020, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Except as otherwise indicated below, each individual or entity shown in the table has furnished information with respect to beneficial ownership and the address of each executive officer and director listed below is c/o Cerence Inc., 15 Wayside Road, Burlington, MA 01803.

Name and Address of Beneficial Owner:	Number of Shares BeneficiallyOwned	Percent of Class
5% Shareholders:
Ameriprise Financial, Inc.(1)	4,424,738	11.74%
The Vanguard Group(2)	3,128,000	8.30%
ClearBridge Investments, LLC(3)	2,922,958	7.76%
Directors and Named Executive Officers:
Sanjay Dhawan(4)	126,417	*
Mark Gallenberger	21,346	*
Stefan Ortmanns	18,590	*
Arun Sarin	10,858	*
Thomas Beaudoin	6,660	*
Marianne Budnik	5,429	*
Sanjay Jha	5,429	*
Kristi Ann Matus	-	*
Alfred Nietzel	5,429	*
Directors, nominees and executive officers as a group (10 persons)	213,875	*

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

This information regarding the beneficial ownership of Ameriprise Financial, Inc. (“AFI”) is based on a Schedule 13G/A filed by such shareholder, Columbia Management Investment Advisers, LLC (“CMI”) and Columbia Seligman Communications & Information Fund on June 10, 2020 reporting beneficial ownership beneficially as of May 31, 2020. The entities reported the following beneficial ownership: (i) 4,424,738 shares beneficially owned by AFI, with shared voting power over 4,320,854 shares and shared dipositive power over all of the shares, (ii) 4,410,787 shares beneficially owned by CMI, with shared voting power over 4,308,687 shares and shared dispositive power over all of the shares, and (iii) 2,647,124 shares beneficially owned by Columbia Seligman Communications & Information Fund, with sole voting power and shared dispositive power over all of the shares. CMIA and AFI do not directly own any shares of shares of Common Stock. CMIA is the investment adviser to each account that holds shares of Common Stock listed herein. AFI is the parent holding company of CMIA. CMIA and AFI do not directly own any shares of Common Stock. As the investment adviser to the accounts, CMIA may be deemed to beneficially own the shares reported herein by the accounts. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares reported herein by the accounts. Each of CMIA and AFI disclaims beneficial ownership of any shares reported herein. The address for CMIA is

225 Franklin Street, Boston, MA 02110. The address for AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(2)

This information regarding the beneficial ownership of The Vanguard Group is based on a Schedule 13G filed by such shareholder on February 11, 2020. The Vanguard Group has sole voting power with respect to 18,751 shares, shared voting power with respect to 6,950 shares, sole dispositive power with respect to 3,107,151 shares and shared dispositive power with respect to 20,849 shares. The address of this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

This information regarding the beneficial ownership of Clearbridge Investments, LLC is based on a Schedule 13G filed by such shareholder on February 14, 2020 reporting beneficial ownership of 2,922,958 shares of our common stock. The address of this shareholder is 620 8th Avenue, New York, NY 10018.

(4)	Consists of (i) 86,532 shares of common stock held directly by Mr. Dhawan and (ii) 39,885 shares issuable upon vesting of RSUs within 60 days of December 16, 2020.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Our officers and directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required during the fiscal year ended September 30, 2020, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were satisfied on a timely basis, with the exception of the following: Ms. Fitzgerald, Mr. Gallenberger and Mr. Ortmanns each filed a late Form 4 one day late on November 18, 2019 to report the granting of restricted stock unit awards on November 13, 2019 and Ms. Fitzgerald filed a Form 4 one day late on December 6, 2019 to report the disposition of shares of common stock withheld by the Company upon the vesting of a restrictive stock unit award. In all circumstances the late filings were due to administrative error by our stock administrative function arising from the initial implementation of our equity management system.

ADDITIONAL INFORMATION

Other Matters

Management knows of no business or nominations that will be presented for consideration at the 2021 Annual Meeting other than as stated in the Notice of the 2021 Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Cerence Inc., 15 Wayside Road, Burlington, Massachusetts 01803 or upon telephonic request to 857-362-7300, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Future Proxy Materials

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy

Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save us the cost of printing and mailing documents and will reduce the environmental impact of our annual meetings.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement and is accessible by following the instructions in the Notice of Internet Availability of Proxy Materials. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

We filed our Annual Report on Form 10-K for fiscal year 2020 with the SEC on November 19, 2020. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2020, excluding exhibits. Please send a written request to Cerence Inc., 15 Wayside Road, Burlington, MA 01804, Attention: Investor Relations, or access the report under “Financial Information” in the Investors section of our website, www.cerence.com.

Incorporation by Reference

The information contained in this Proxy Statement under the caption “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

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ANNUAL MEETING OF CERENCE INC.

Date:	Thursday, February 11, 2021
Time:	11:00 a.m. (Eastern Time)
Place:	www.proxydocs.com/CRNC

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR the nominees listed in Proposal 1 and for Proposal 2.

1:	To elect two Class II directors named below to hold office until the 2023 Annual Meeting of Stockholders.

Nominees:

		For	Against	Abstain
01	Sanjay Jha	☐	☐	☐
		For	Against	Abstain
02	Alfred Nietzel	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box above and write the number(s) of the nominee you do not support in the space provided to the right.

		For	Against	Abstain
2:	To ratify the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.	☐	☐	☐

TO ATTEND The Annual Meeting of Cerence Inc

Please visit www.proxydocs.com/CRNC

To Register for the Virtual Meeting

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Cerence Inc.

to be held on Thursday, February 11, 2021

for Holders as of December 16, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
	INTERNET			TELEPHONE
Go To				Call
www.proxypush.com/CRNC				866-390-5267
•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instruction Form ready.		•	Have your Proxy Card/Voting Instruction Form ready.
•	View Meeting Documents.		•	Follow the simple recorded instructions.

MAIL
OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Leanne Fitzgerald, General Counsel and Mark Gallenberger, Chief Financial Officer, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Cerence Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL LISTED NOMINEES AND THE RATIFICATION OF BDO USA LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2021, AND IN THE DISCRETION OF THE NAMED PROXYHOLDERS ON ANY OTHER MATTER THAT MAY COME PROPERLY BEFORE THE MEETING.

PROXY TABULATOR FOR CERENCE INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Stockholders to be held on Thursday, February 11, 2021

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the combined Proxy Statement and Form 10-K Annual Report, hereby appoint(s) Leanne Fitzgerald, General Counsel and Mark Gallenberger, Chief Financial Officer, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Cerence Inc. (the “Company”) to be held on Thursday, February 11, 2021, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR proposal 1 and FOR proposal 2.